Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Douglas Dynamics, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Douglas Dynamics, Inc.
7777 N. 73rd Street
Milwaukee, WI 53223

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Douglas Dynamics, Inc.:

        On behalf of our Board of Directors, you are cordially invited to attend our 2013 annual meeting of stockholders, which will be held on Wednesday, May 1, 2013 at 10:00 a.m. (Central Time) at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, WI 53202, for the following purposes:

  1.
  Election of three persons to our Board of Directors to hold office until the 2016 annual meeting of stockholders;

  2.
  Advisory vote to approve the compensation of our named executive officers as disclosed in the accompanying proxy statement;

  3.
  Ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2013; and

  4.
  Transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Our Board of Directors has fixed the close of business on March 4, 2013 as the record date for the determination of the stockholders entitled to notice of, and to vote at, our annual meeting. A proxy statement and proxy card are enclosed. Whether or not you expect to attend our annual meeting, it is important that you promptly complete, sign, date and mail the proxy card in the enclosed envelope so that you may vote your shares. If you hold your shares in a brokerage account, you should be aware that, if you do not instruct your broker how to vote within 10 days prior to the annual meeting, your broker will not be permitted to vote your shares for the election of directors or on the advisory vote on the compensation of our named executive officers.

        Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 1, 2013. The Douglas Dynamics, Inc. proxy statement for the 2013 Annual Meeting of Stockholders and the 2012 Annual Report to Stockholders are available at http://ir.douglasdynamics.com/index.cfm.

                      By order of the Board of Directors,

                      Robert McCormick
                       Executive Vice President, Chief Financial Officer and Secretary

Milwaukee, Wisconsin
March 29, 2013

PROXY STATEMENT
FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, MAY 1, 2013

ATTENDANCE AND VOTING MATTERS

        Douglas Dynamics, Inc. ("we", "our", "us" or "Company"), a Delaware corporation, is mailing this proxy statement and the accompanying form of proxy to stockholders in connection with a solicitation of proxies by our Board of Directors ("Board") for use at our 2013 annual meeting of stockholders to be held on Wednesday, May 1, 2013 at 10:00 a.m. (Central Time) at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, WI 53202, and all adjournments or postponements thereof ("Annual Meeting"), for the purposes set forth in the attached Notice of 2013 Annual Meeting of Stockholders. Our common stock is listed on the New York Stock Exchange LLC ("NYSE") under the symbol PLOW.

Voting at Our Annual Meeting

        Execution of a proxy given in response to this solicitation will not affect a stockholder's right to attend our Annual Meeting and to vote in person. Presence at our Annual Meeting of a stockholder who has signed a proxy does not in itself revoke that proxy. Any stockholder giving a proxy may revoke it at any time before or at the Annual Meeting by giving notice thereof to us in writing, by attending our Annual Meeting and voting in person or by delivering a proxy bearing a later date.

Voting by Proxy

        You may arrange to vote your shares by proxy or by mail following the instructions in the form of proxy card. If you choose to vote by mail, please complete your proxy card and return it to us before our Annual Meeting. We will vote your shares as you direct on your properly executed proxy card. The shares represented by executed but unmarked proxies will be voted (i) FOR the election to our Board of the nominees for director named below, (ii) FOR approval of the compensation of our named executive officers as disclosed in this proxy statement, (iii) FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013, and (iv) on such other business or matters as may properly come before our Annual Meeting in accordance with the best judgment of the persons named as proxies in the enclosed form of proxy. Other than the election of directors, the advisory vote on the compensation of our named executive officers and the ratification of our independent registered public accounting firm, as of the date of this proxy statement, our Board has no knowledge of any other matters to be presented for action by our stockholders at the Annual Meeting.

Who Can Vote and the Number of Votes You Have

        Only holders of record of our common stock at the close of business on March 4, 2013 ("Record Date") are entitled to notice of, and to vote at, our Annual Meeting. On the Record Date, 22,168,174 shares of our common stock were outstanding and entitled to vote. Each such share is entitled to one vote on each matter submitted for stockholder approval at our Annual Meeting.

Required Vote

        Proposal 1:    Directors are elected by a plurality of the votes cast at our Annual Meeting. To be elected by a "plurality" of the votes cast means that the individuals who receive the largest number of votes are elected as directors. Therefore, any shares not voted, whether by an indication on the proxy card that you wish to "withhold authority," by a broker non-vote (which may occur because brokers or other nominees who hold shares for you do not have the discretionary authority to vote your uninstructed shares in the election of directors) or otherwise, have no effect in the election of directors except to the extent that the failure to vote for an individual results in another individual receiving a larger number of votes.

        Proposal 2:    The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required to approve the advisory vote on compensation of our named executive officers. Consequently, broker non-votes will have no effect on approval of the resolution, but abstentions will act as a vote against approval of the resolution. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

        Proposal 3:    The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required for ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for 2013.

        A quorum of stockholders is necessary to take action at our Annual Meeting. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy, will constitute a quorum of stockholders at our Annual Meeting. Votes cast by proxy or in person at our Annual Meeting will be tabulated by the inspector of election appointed for our Annual Meeting. For purposes of determining whether a quorum is present, abstentions and broker non-votes (which may occur because brokers or other nominees who hold shares for you do not have the discretionary authority to vote your uninstructed shares in the election of directors or with respect to the advisory vote on the compensation of our named executive officers) will count toward the quorum requirement. For purposes of the proposal to ratify our independent registered accounting firm and the advisory vote on the compensation of our named executive officers, abstentions will have the same effect as votes against.

ELECTION OF DIRECTORS
(Proposal 1)

        Our Board currently consists of seven persons and is divided into three classes. The directors in one class are elected at each annual meeting of stockholders to serve for a three-year term and until their successors are duly elected and qualified. Each director elected at our Annual Meeting will hold office for a three-year term expiring at our 2016 annual meeting of stockholders and until his or her successor is duly elected and qualified. Our other directors are not up for election this year and will continue in office for the remainder of their terms.

        As of the date of this proxy statement, the nominees for election have indicated that they are able and willing to serve as directors. However, if some unexpected occurrence should require our Board to substitute some other person or persons for any of the nominees, it is intended that the shares represented by proxies received and voted for such other candidate, or not voted, will be voted for another nominee selected by our Board.

Nominees for Election at the Annual Meeting

        The following sets forth certain information, as of the Record Date, about the nominees for election at our Annual Meeting. The nominees are all currently directors of our Company.

        James L. Janik, 56, has been serving as our President and Chief Executive Officer and Director since 2004 and served as President and Chief Executive Officer of Douglas Dynamics Incorporated, the entity that previously operated our business, from 2000 to 2004. Mr. Janik was Director of Sales of our Western Products division from 1992 to 1994, General Manager of our Western Products division from 1994 to 2000 and Vice President of Marketing and Sales from 1998 to 2000. Prior to joining us,

Mr. Janik was the Vice President of Marketing and Sales of Sunlite Plastics Inc., a custom extruder of thermoplastic materials, for two years. During the 11 prior years, Mr. Janik held a number of key marketing, sales and production management positions for John Deere Company. Mr. Janik's qualifications to serve on our Board of Directors include his 19 years of experience at our Company, including his 11 years of experience as our and Douglas Dynamics Incorporated's President and Chief Executive Officer, as well as his depth of experience at businesses affected by weather-related seasonality. This experience, comprehensive knowledge of the snow and ice control equipment industry, and inside perspective of the day-to-day operations of the Company provides essential insight and guidance to our Board of Directors.

        Donald W. Sturdivant, 52, has been serving as a director since 2010. He also has served, since February 2009, as Chief Executive Officer of Marietta Corporation, a manufacturer of hotel amenities for hotel chains in North America and provider of contract manufacturing to consumer packaged goods companies in both the personal care and household care markets. Prior to becoming Chief Executive Officer of Marietta Corporation, Mr. Sturdivant was Executive Vice President of Graphic Packaging International, Inc., a provider of paperboard packaging products to multinational food, beverage and other consumer products companies, from March 2008 until December 2008. He served as Senior Vice President, Consumer Packaging Division, of Graphics Packaging International, a predecessor to Graphic Packaging International, Inc., from 2003 to 2006, and as President, Performance Packaging Division, of Graphic Packaging Corporation, a predecessor to Graphic Packaging International, from 1999 to 2003. Mr. Sturdivant also was Chief Operating Officer of Altivity Packaging Corporation, another predecessor to Graphic Packaging International, Inc. from August 2006 to March 2008. Mr. Sturdivant's qualifications to serve on our Board of Directors include his leadership experience at several publicly held corporations and his background in the manufacturing industry as a member of senior management at a number of manufacturing companies.

        Margaret S. Dano, 53, has been serving as a director since June 2012. Ms. Dano was elected by our Board of Directors in June 2012 upon the recommendation of our Nominating and Corporate Governance Committee to serve as a director until the Annual Meeting. Ms. Dano also has served since 2010 as lead director for Superior Industries International, Inc. (NYSE: SUP), a designer and manufacturer of aluminum road wheels for sale to original equipment manufacturers headquartered in Van Nuys, California, and as a member of the Superior Industries International, Inc. board of directors since 2007. She chairs the nominating and corporate governance committee of the Superior Industries International, Inc. board and serves on its audit committee. Ms. Dano was Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International, Inc., from June 2002 until her retirement from that position in 2005. From April 2002 to June 2002, she was Vice President, Global Operations, Automation and Controls Solutions of Honeywell. Before joining Honeywell, Ms. Dano served in executive or management roles with Avery Dennison Corporation, Black & Decker Corporation and General Electric Corporation. Ms. Dano has been a member of the board of directors of International Container Services, a provider of reusable container solutions in the United States, since 2011, and currently serves as lead director and as a member of the compensation committee. She has served on the board of directors and the audit, compensation and governance committees of Fleetwood Enterprises, Inc., and on the board of directors and as lead director and chair of the compensation committee of Anthony International Equipment Services Corp. Ms. Dano's qualifications to serve on our Board of Directors include her leadership experience at publicly traded manufacturing companies and her background in the manufacturing industry as a member of senior management teams with responsibility for global operations.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE FOREGOING NOMINEES FOR ELECTION AS DIRECTORS.

Directors Remaining in Office Until 2014

        Jack O. Peiffer, 79, has been serving as a director since 2004. Mr. Peiffer was initially appointed to our Board of Directors by Aurora Equity Partners II L.P. and Aurora Overseas Equity Partners II, L.P., who were at the time of his appointment significant stockholders in our company (the "Aurora Entities"). In 1994, Mr. Peiffer retired from General Electric after 38 years of service. Mr. Peiffer joined General Electric in 1955 in connection with General Electric's Financial Training Program. He served as Vice President and General Manager of General Electric Supply and Senior Vice President of Human Resources for General Electric, and held a variety of financial assignments including Traveling Auditor, Manager of Information and Data Process Services for the Radio Receiver business followed by Senior Financial Management positions in General Electric's Industrial Diamond business, Chemical and Metallurgical Group, and Technical Materials Sector. Mr. Peiffer previously served on the Board of Directors of K&F Industries Holdings, Inc. from 2006 to 2007. Mr. Peiffer's qualifications to serve on our Board of Directors include his extensive experience with public and financial accounting matters during his 38 years of service with General Electric, including 25 years in various financial assignments, as well as his service on boards of directors and audit committees of a variety of public and private companies. Mr. Peiffer also has extensive experience in supply chain management, which together with Mr. Peiffer's experience with accounting principles, financial controls, financial reporting rules and financial and accounting regulations makes him an asset to our Board of Directors.

        James D. Staley, 63, has been serving as a director since 2010. He retired in 2008 after more than 35 years of service with Roadway Express, Inc. ("Roadway"), a motor freight carrier company, and its successor company, YRC Worldwide, Inc. ("YRC"), a North American transportation service provider, which acquired Roadway in 2003. Mr. Staley joined Roadway in 1971 and during his years of service with that company and its successor company, YRC, served as Chief Executive Officer of the Regional Transportation Division of YRC from 2006 to 2007, President and Chief Executive Officer of the Roadway Division of YRC from 2004 to 2005, and in various management positions for Roadway from 1971 to 2003, including Vice President of the Northeastern Division from 1993 to 1994, Vice President of Operations from 1994 to 1998, and President and Chief Executive Officer of Roadway from 1998 to 2003. Mr. Staley currently serves on the Board of Directors of Roadrunner Transportation Systems, Inc. Mr. Staley's qualifications to serve on our Board of Directors include his leadership experience at a publicly held company and his background in the transportation industry as a member of senior management of a transportation service provider.

        Michael W. Wickham, 66, has been serving as a director since 2004 and as Chairman of our Board since 2010. Mr. Wickham was initially appointed to our Board of Directors by the Aurora Entities. Mr. Wickham retired as Chairman of the Board of Roadway Corporation in December 2003, where he was Chief Executive Officer from 1997 to 1999 and Chairman and Chief Executive Officer from 1999 until his retirement in 2003. Roadway Corporation was a freight services company that was acquired by Yellow Roadway Corporation in 2003. Prior to his service with Roadway Corporation, Mr. Wickham was the President of Roadway Express, where he held a variety of management positions during his 35-year career with the company. Mr. Wickham also currently serves as a member of the Board of Directors of C.H. Robinson Worldwide and Republic Services, Inc. Mr. Wickham's qualifications to serve on our Board of Directors include his 35 years of managerial experience at Roadway Express, including his six years as Roadway Corporation's Chief Executive Officer. His experience at Roadway brings key senior management and operational insight to our Board of Directors. In particular, Mr. Wickham has significant expertise in transportation and shipment logistics. His service on the Board of Directors of C.H. Robinson Worldwide and Republic Services, Inc. also provides valuable insight on public company governance practices.

Directors Remaining in Office Until 2015

        James L. Packard, 70, has been serving as a director since 2010. He is the retired Chairman, President and Chief Executive Officer of Regal-Beloit Corporation, a manufacturer of mechanical and electrical products. He served as President and Chief Executive Officer of Regal-Beloit Corporation from 1986 until 2002, and as Chairman from 1986 until 2006. Mr. Packard currently serves on the Board of Directors of Clarcor Inc. and The Manitowoc Company, Inc., ABC Supply Co. Inc., First National Bank & Trust Company of Beloit and Center 1 Bancorp Inc. Mr. Packard also has previous board experience on the Board of Governors of the American Stock Exchange, the Boards of Directors of Gehl Company and Elco Corporation, and numerous manufacturing industry boards and associations. Mr. Packard's qualifications to serve on our Board of Directors include his more than 26 years of experience in senior management of a publicly-traded company, his experience as the chief executive officer of a manufacturing company and his many years of service on boards of directors and committees.

        Kenneth W. Krueger, 56, has been serving as a director since 2011. He is also a director and Chairman of the Audit Committee of The Manitowoc Company, a multi-industry capital goods manufacturer headquartered in Manitowoc, Wisconsin, a position he has held since 2004. From May 2006 until August 2009, Mr. Krueger was the Chief Operating Officer of Bucyrus International, Inc., a global mining equipment manufacturer headquartered in South Milwaukee, Wisconsin. Mr. Krueger also served as Bucyrus International, Inc.'s Executive Vice President from December 2005 until May 2006. Prior to joining Bucyrus International, Inc., Mr. Krueger was Senior Vice President and Chief Financial Officer of A. O. Smith Corporation, a global manufacturer of water heaters in Milwaukee, Wisconsin, from August 2000 until June 2005. Mr. Krueger's qualifications to serve on our Board of Directors include his leadership experience at a publicly traded company and his background in the manufacturing industry as a member of the senior management team at a global manufacturer of mining equipment.

CORPORATE GOVERNANCE

Board Leadership Structure

        Mr. Wickham, one of our non-employee independent directors, currently serves as the Chairman of our Board of Directors. Our Board of Directors believes that the separation of the role of Chief Executive Officer and Chairman of our Board of Directors is the most appropriate leadership structure for our Board of Directors at this time. Separating these positions allows our Chief Executive Officer to focus on our day-to-day operations, while allowing the Chairman of our Board of Directors to lead our Board of Directors in its role of providing independent oversight and advice to management.

        Our bylaws and Corporate Governance Guidelines, however, provide us with the flexibility to combine these roles in the future, permitting the roles of Chief Executive Officer and Chairman to be filled by the same individual. This provides our Board of Directors with flexibility to determine whether the two roles should be combined in the future based on our company's needs and our Board of Directors' assessment of our leadership structure from time to time. Our Corporate Governance Guidelines also allow for an independent lead director (who may preside over the executive sessions of the non-employee directors) in the event the roles of Chief Executive Officer and Chairman are combined.

Risk Management and Oversight

        Our full Board of Directors oversees our risk management process. Our Board oversees a company-wide approach to risk management, carried out by management. Our full Board determines the appropriate risk for our company generally, assesses the specific risks we face and reviews the steps taken by management to manage those risks.

        While the full Board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas. In particular, our Compensation Committee is responsible for overseeing the management of risks relating to the Company's executive compensation plans and arrangements and the incentives created by the compensation awards it administers. Our Audit Committee oversees management of enterprise risks as well as financial risks and is also responsible for overseeing potential conflicts of interests. Our Nominating and Corporate Governance Committee is responsible for overseeing the management of risks associated with the independence of the Board of Directors. Pursuant to the Board's instruction, management regularly reports on applicable risks to the relevant committee or the full Board, as appropriate, with additional review or reporting on risks conducted as needed or as requested by the Board and its committees.

Board Meetings

        Our Board held six meetings in 2012 and the non-management directors of our Board met in executive session four times in 2012. Each of the directors currently serving on our Board attended at least 75% of the aggregate of the number of meetings of the Board held in 2012 and the total number of meetings held by each committee of the Board on which such director served during the period in which the director served on the Board or the applicable committee in 2012. We strongly encourage our directors to attend the annual meeting of stockholders each year.

Corporate Governance and Independent Directors

        Our Board has in effect Corporate Governance Guidelines that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Guidelines are available, free of charge, on our website, www.douglasdynamics.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the Securities and Exchange Commission ("SEC").

        The Corporate Governance Guidelines provide that a majority of the members of the Board must be independent directors under the listing standards of the NYSE. An "independent" director is a director who meets the NYSE definition of independence, as determined by the Board. Pursuant to the Guidelines and the requirements of the NYSE, the Board has affirmatively determined by resolution that none of Messrs. Staley, Packard, Sturdivant, Peiffer, Wickham or Krueger or Ms. Dano has any material relationship with the Company, and, therefore, each is independent in accordance with the NYSE listing standards. The Board will regularly review the continuing independence of the directors.

Communications with the Board

        Interested persons may contact any individual director, the Board as a group, or a specified Board committee or group, including the independent directors as a group, by sending a written communication to the Company's Corporate Secretary at Douglas Dynamics, Inc., 7777 North 73rd Street, Milwaukee, Wisconsin 53223. Each communication should specify the applicable addressee or addressees as well as the general topic of communication. The Board has instructed the Corporate Secretary to review such correspondence and, in his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate. Concerns about questionable accounting or audit matters or possible violations of the Company's Code of Business Conduct and Ethics should be reported pursuant to the procedures outlined in the Code of Business Conduct and Ethics. A copy of the Code of Business Conduct and Ethics is available on our website (www.douglasdynamics.com).

Board Committees

        Our Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees has the responsibilities set forth in formal written charters adopted by our Board. Copies of each of these charters are available on our website (www.douglasdynamics.com).

  Audit Committee

        The Audit Committee is comprised of Messrs. Staley, Packard, Sturdivant, Peiffer, Wickham and Krueger and Ms. Dano, and is chaired by Mr. Peiffer. Our Board has determined that Mr. Peiffer and Mr. Krueger are each "audit committee financial experts" as defined by the SEC. This committee is generally responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm; evaluation of our independent registered public accounting firm's qualifications, independence and performance; review and approval of the scope of our annual audit and audit fee; review of our critical accounting policies and estimates; review of the results of our annual audit and our quarterly consolidated financial statements; and oversight of our internal audit function. The Audit Committee met four times during 2012.

        In accordance with Rule 10A-3 under the Securities Exchange Act of 1934 (the "Exchange Act") and the listing standards of the NYSE, all of our Audit Committee members are independent within the meaning of Rule 10A-3 under the Exchange Act and the listing standards of the NYSE.

  Compensation Committee

        The Compensation Committee is comprised of Messrs. Staley, Packard, Sturdivant, Peiffer, Wickham and Krueger and Ms. Dano, and is chaired by Mr. Staley. This committee is generally responsible for oversight of our overall compensation structure, policies and programs; review and approval of the compensation programs applicable to our executive officers; determination of the compensation of our directors; administering, reviewing and making recommendations with respect to our equity compensation plans; and reviewing succession planning for our executive officers. The Compensation Committee met four times during 2012. In accordance with the listing standards of the NYSE, all of our Compensation Committee members are independent within the meaning the listing standards of the NYSE.

        Our Compensation Committee's role and duties are set forth in the Compensation Committee's charter. Among other things, the Compensation Committee now has responsibility to do the following:

  •
  oversee our overall compensation structure, policies and programs;

  •
  assess whether our compensation structure establishes appropriate incentives for management and employees;

  •
  administer and make recommendations to our Board of Directors on equity- and incentive-based compensation plans that require approval from our Board of Directors;

  •
  review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate our Chief Executive Officer's performance in light of those goals and objectives and set the Chief Executive Officer's compensation level based on this evaluation;

  •
  oversee the evaluation of the other executive officers and set the compensation of other executive officers based upon the recommendation of the Chief Executive Officer;

  •
  approve stock option and other stock incentive awards for executive officers;

  •
  review and approve the design of other benefit plans pertaining to executive officers;

  •
  review and recommend employment agreements and severance and change of control arrangements for our executive officers;

  •
  approve, amend or modify the terms of any compensation or benefit plan that does not require stockholder approval;

  •
  review and discuss with management our Compensation Discussion and Analysis and related disclosures that SEC rules require be included in our annual report and proxy statement, recommend to our Board of Directors based on the review and discussions whether the Compensation Discussion and Analysis should be included in the annual report and proxy statement and prepare the compensation committee report required by SEC rules for inclusion in our annual report and proxy statement;

  •
  determine and recommend to our Board of Directors a desired frequency, if any, for the advisory stockholder vote on the compensation of our named executive officers (the "say on pay" vote) to be recommended to stockholders at the annual meeting at least once every six years in accordance with applicable law, SEC rules and NYSE listing requirements and prior stockholder votes on this subject;

  •
  oversee our response to the outcome of stockholder votes on say on pay and the frequency of say on pay; and

  •
  review and oversee risks associated with our compensation policies and practices.

        Under its charter, the Compensation Committee may delegate authority to a subcommittee consisting of no fewer than two members of the Compensation Committee. The Compensation Committee has not delegated its authority as relates to the compensation of executive officers and does not currently intend to do so. Our executive officers do not currently play a direct role in determining the amount or form of executive officer or director compensation. Our Chief Executive Officer and Chief Financial Officer, however, attend meetings (other than executive sessions) of the Compensation Committee at the invitation of the Compensation Committee, make recommendations to the Compensation Committee concerning compensation of our executive officers (other than themselves) and assist the Compensation Committee in evaluating the performance of our executive officers (other than themselves).

        In 2012, as described in further detail under "Executive Compensation—Compensation Discussion and Analysis," the Compensation Committee engaged an independent compensation consultant, Frederic W. Cook & Co, Inc., to conduct a competitive review of compensation levels for two of our executive officers, Messrs. Janik and McCormick. Except for this engagement, the Compensation Committee did not otherwise retain a compensation consultant for purposes of determining executive officer and director compensation for 2012, and Frederic W. Cook & Co, Inc. did not provide any other services to our company.

  Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee is comprised of Messrs. Staley, Packard, Sturdivant, Peiffer, Wickham and Krueger and Ms. Dano, and is chaired by Mr. Packard. This committee is generally responsible for recruiting and retaining qualified persons to serve on our Board of Directors, including proposing such individuals to our Board of Directors for nomination for election as directors; evaluating the performance, size and composition of our Board of Directors; establishing procedures for the consideration of Board of Director candidates recommended by the Company's stockholders; assessing the independence of each member of our Board of Directors; reviewing the compensation of directors for service on our Board of Directors and its committees and recommend to the full Board changes in compensation; and overseeing our compliance activities. The Nominating and Corporate Governance Committee met four times during 2012.

        The Nominating and Corporate Governance Committee identifies nominees for director based upon suggestions by non-employee directors, management members or stockholders. The selection criteria for membership on our Board include, at a minimum, the following: (i) personal and professional ethics and integrity; (ii) specific business experience and competence, including an assessment of whether the candidate has experience in, and possesses an understanding of, business issues applicable to the success of a publicly-traded company; (iii) financial acumen, including whether the candidate, through education or experience, has an understanding of financial matters and the preparation and analysis of financial statements; (iv) educational background; and (v) whether the candidate has expressed a willingness to devote sufficient time to carrying out his or her duties and responsibilities effectively and is committed to service on the Board. The Committee considers these criteria in the context of the perceived needs of the Board as whole and seeks to achieve a diversity of experience, opinion and occupational and personal backgrounds on the Board.

        The Nominating and Corporate Governance Committee will consider director candidates recommended by our stockholders based upon the same criteria as applied to candidates identified by our Board or our management. Recommendations should be directed to the committee in care of our Corporate Secretary. Under our Bylaws, stockholder nominations of directors must be received by us at 7777 N. 73rd Street, Milwaukee, WI 53223, directed to the attention of the Corporate Secretary, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders and any such nominations must contain the information specified in our Bylaws. The deadline for submission of nominations for the Annual Meeting has passed. Candidate submissions by stockholders for our 2014 annual meeting of stockholders must be received by us no later than January 31, 2014 and no earlier than January 1, 2014.

Policies and Procedures Governing Related Person Transactions

        Our Board has adopted written policies and procedures regarding related person transactions. These policies and procedures require the review and approval of all transactions involving us or any of our subsidiaries and a related person in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year and (ii) a related person has or will have a direct or indirect interest (other than solely as a result of being a director or less than 10% beneficial owner of another entity) prior to entering into such transaction.

        For purposes of the policy, related persons include our directors, executive officers, 5% or greater stockholders and parties related to the foregoing, such as immediate family members and entities they control. In reviewing such transactions, the policy requires our Audit Committee to consider all of the relevant facts and circumstances available to the Audit Committee, including the extent of the related person's interest in the transaction and whether the relationship should be continued or eliminated. In determining whether to approve a related party transaction, the standard applied by the Audit Committee is whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and whether or not a particular relationship serves the best interest of our company and our stockholders. In addition, the policy delegates to the chair of the Audit Committee the authority to pre-approve or ratify any transaction with a related person in which the aggregate amount involved is expected to be less than $1,000,000.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee is an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Certain Relationships and Related Party Transactions

        The following is a description of transactions since December 31, 2011 to which we have been a party, in which the amount involved in the transaction exceeded or will exceed $120,000, and in which any of our directors, executive officers or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest.

        During 2012, we were party to securities repurchase agreements with each of Messrs. Janik and McCormick, the background and terms of which were as follows: We entered into the repurchase agreements with Mr. Janik on December 22, 2008 and the repurchase agreements with Mr. McCormick on January 23, 2009. Pursuant to these agreements, we agreed to repurchase a portion of our common stock and stock options exercisable for shares of our common stock in exchange for a cash payment and the satisfaction of the principal amount of certain promissory notes then held by Messrs. Janik and McCormick.

        Pursuant to the repurchase agreements that we entered into with Mr. Janik, (i) on December 22, 2008, we repurchased 76,594 shares of our common stock in exchange for aggregate consideration of $957,516, comprised of a cash payment to Mr. Janik in the amount of $665,016 and the satisfaction of $292,500 of principal on his promissory note; and (ii) on January 23, 2009, we repurchased 1,781 shares of our common stock and options to purchase an aggregate of 79,349 shares of our common stock at an exercise price of $4.21 per share in exchange for aggregate consideration of $672,513, comprised of a cash payment to Mr. Janik in the amount of $665,013 and the satisfaction of the remaining principal amount of $7,500 on his promissory note. In connection with these repurchase transactions, we also forgave the accrued interest, totaling $18,472, on Mr. Janik's promissory note.

        Pursuant to the repurchase agreements that we entered into with Mr. McCormick, (i) on December 22, 2008, we repurchased 40,399 shares of our common stock in exchange for aggregate consideration of $505,034, comprised of a cash payment to Mr. McCormick in the amount of $334,934 and the satisfaction of $170,100 of principal on his promissory note; and (ii) on January 23, 2009, we repurchased 30,851 shares of our common stock and options to purchase an aggregate of 10,023 shares of our common stock at an exercise price per share of $4.21 per share in exchange for aggregate consideration of $464,850, comprised of a cash payment to Mr. McCormick in the amount of $334,950 and the satisfaction of the remaining principal amount of $129,900 on his promissory note. In connection with these repurchase transactions, we also forgave the accrued interest, totaling $18,321, on Mr. McCormick's promissory note.

        Each of the repurchase agreements obligated the executive to remit to us certain sums if the executive was terminated by us for cause (as defined in his employment agreement, see "Executive Compensation—Potential Payments upon Termination or Change of Control—Involuntary Termination Without Cause or Resignation Due to Material Breach") or voluntarily terminated his employment with us for any reason other than a material breach (as defined in his employment agreement, see "Executive Compensation—Potential Payments upon Termination or Change of Control—Involuntary Termination Without Cause or Resignation Due to Material Breach") within 36 months following the date of the applicable repurchase agreement. More specifically, Mr. Janik's repurchase agreements required him to remit to us $1,330,029 if his employment had so terminated before December 22, 2011 and $665,013 if his employment had so terminated between December 22, 2011 and prior to January 23, 2012. Mr. McCormick's repurchase agreements required him to remit to us $669,884 if his employment had so terminated before December 22, 2011 and $334,950 if his employment had so terminated between December 22, 2011 and prior to January 23, 2012. These obligations to remit sums have now expired.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Significant Stockholders

        The following table sets forth the beneficial ownership of our common stock as of the Record Date (or such other date as is indicated) by each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock as of the Record Date (or such other date). Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below.

Name of Beneficial Owner	Number of Shares	Percent
Capital Research Global Investors(1)	1,203,707	5.4%
Capital World Investors(2)	1,350,000	6.1%
FMR LLC(3)	2,877,029	13.0%
JPMorgan Chase & Co.(4)	2,423,666	10.9%
Rutabaga Capital Management(5)	1,660,239	7.5%

(1)
Based on information contained in a Schedule 13G filed with the SEC on February 13, 2013. The Schedule 13G/A states that Capital Research Global Investors had, as of December 31, 2012, the sole power to vote or direct the vote and sole power to dispose or direct the disposition of 1,203,707 of these shares.

(2)
Based on information contained in a Schedule 13G filed with the SEC on February 13, 2013. The Schedule 13G/A states that Capital World Investors had, as of December 31, 2012 , the sole power to vote or direct the vote and sole power to dispose or direct the disposition of 1,350,000 of these shares.

(3)
Based on information contained in a Schedule 13G filed with the SEC on February 14, 2013. The Schedule 13G/A states that FMR LLC had, as of December 31, 2012 , the sole power to vote or direct the vote and sole power to dispose or direct the disposition of 2,877,029 of these shares.

(4)
Based on information contained in a Schedule 13G filed with the SEC on January 17, 2013. The Schedule 13G/A states that JPMorgan Chase & Co. had, as of December 31, 2012 , the sole power to vote or direct the vote and sole power to dispose or direct the disposition of 2,423,666 of these shares.

(5)
Based on information contained in a Schedule 13G filed with the SEC on February 15, 2013. The Schedule 13G/A states that Rutabaga Capital Management had, as of December 31, 2012 , the sole power to vote or direct the vote and sole power to dispose or direct the disposition of 1,660,239 of these shares.

Executive Officers and Directors

        The following table sets forth the beneficial ownership, as of the Record Date, of our common stock by each of our directors, each of our current named executive officers (see "Compensation Discussion and Analysis" below), and by all of our current directors and executive officers as a group. Beneficial ownership of these shares consists of sole voting power and sole investment power except as noted below.

Name of Beneficial Owner	Number of Shares		Percentage of Class
James L. Janik	267,807		1.2%
Robert L. McCormick	114,510		*
Mark Adamson	46,970	(1)	*
Keith Hagelin	44,246		*
Jack O. Peiffer	20,048		*
Michael W. Wickham	9,158	(2)	*
James D. Staley	9,544		*
James L. Packard	19,044	(3)	*
Donald W. Sturdivant	8,815		*
Kenneth Krueger	6,983		*
Margaret S. Dano	4,974		*
All current directors and executive officers as a group (11 persons)	552,099	(1)	2.5%

*
Denotes ownership of less than 1%.

(1)
Includes options held by Mr. Adamson to purchase 26,349 shares that, as of the Record Date, were exercisable currently or within 60 days.

(2)
Includes shares held by a limited partnership of which Mr. Wickham is a general partner.

(3)
Includes shares held by the James L. and Nancy J. Packard Revocable Trust of 2007.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

        We are the North American leader in the design, manufacture and sale of snow and ice control equipment for light trucks, which consists of snowplows and sand and salt spreaders, and related parts and accessories. We sell our products under the WESTERN®, FISHER® and BLIZZARD® brands which are among the most established and recognized in the industry.

        We believe our business benefits from an exceptional management team that is responsible for establishing our leadership in the snow and ice control equipment industry for light trucks. Our senior management team, consisting of four officers, has an average of approximately 22 years of weather-related industry experience and an average of over 12 years with our company. James Janik, our President and Chief Executive Officer, has been with us for over 20 years and in his current role since 2000, and through his strategic vision we have been able to expand our distributor network and grow our market leading position. We have sought to establish competitive compensation programs that enable us to attract and retain skillful, experienced and dedicated executive officers as well as to motivate management to maximize performance while building stockholder value.

        Our named executive officers for 2012 were James L. Janik, our President and Chief Executive Officer; Robert McCormick, our Executive Vice President, Chief Financial Officer and Secretary; Mark Adamson, our Vice President, Sales and Marketing; and Keith Hagelin, our Vice President, Operations. These four officers were the only employees of our company who served as "executive officers" within the meaning of Rule 3b-7 under the Securities Exchange Act of 1934, as amended.

2012 Say on Pay Vote

        In May 2012 (after the 2012 executive compensation actions described in this Compensation Discussion and Analysis section had taken place), we held an advisory stockholder vote on the compensation of our named executive officers at our annual stockholders' meeting. Consistent with the recommendation of our Board of Directors, our stockholders approved our executive compensation, with more than 99% of votes cast in favor. The Compensation Committee considered these voting results and, consistent with the strong vote of stockholder approval they represented, elected not to undertake any material changes to our executive compensation programs in response to the outcome of the vote.

Developments Affecting 2012 Compensation

        In 2012, the Compensation Committee engaged an independent compensation consultant, Frederic W. Cook & Co, Inc. ("FW Cook"), to conduct a competitive review of compensation levels for Messrs. Janik and McCormick. Management has assessed the independence of FW Cook pursuant to Securities and Exchange Commission ("SEC") rules and New York Stock Exchange ("NYSE") listing standards and concluded that FW Cook's work for the Compensation Committee does not raise any conflict of interest. Because of our status as a leading company in a niche industry without any publicly traded direct competitors, for the review of compensation levels for Messrs. Janik and McCormick,

FW Cook selected 13 peer companies based on their similar profitability and size as measured by assets. The peer companies (the "2012 Peer Group") were the following:

• Alamo Group Inc.	• Lindsay Corporation
• Arctic Cat, Inc.	• Lydall Corporation
• Blount International, Inc.	• Met-Pro Corporation
• Cascade Corporation	• RBC Bearings Incorporated
• FreightCar America, Inc.	• Sun Hydraulics Corporation
• Hurco Companies, Inc.	• Twin Disc, Inc.
• Kadant Corporation

        Our size relative to the 2012 Peer Group was as follows: our net income was equal to the median net income of the 2012 Peer Group; our total assets were slightly above the 2012 Peer Group median; our revenue and number of employees were below the 25th percentile of the 2012 Peer Group; and our market capitalization was between the 25th percentile and the median of the 2012 Peer Group. The results of our competitive review are described below under "—Base Salary," "—Annual Incentive Compensation" and "—Long Term Incentive Compensation."

        The Compensation Committee determined in 2012 that it would continue the equity-based compensation program for our named executive officers that we first implemented for 2011. The program provides for grants of performance-based restricted stock units and time-vesting restricted stock under our 2010 Stock Incentive Plan ("2010 Stock Plan:"). We adopted this long-term equity program to further four key objectives:

  •
  Pay for Performance:    Emphasize variable compensation that is linked to our performance, as measured by our profitability and free cash flow, in an effort to generate and reward superior corporate performance

  •
  Alignment of Interests:    Use free cash flow as the key performance metric, linking executives' incentive goals with the interests of our stockholders

  •
  Long-Term Success:    Support and reward executives for consistent performance over time and achievement of our long-term strategic goals

  •
  Retention:    In a seasonal business model with potential dramatic swings in profitability, attract and retain highly qualified executives whose abilities are critical to our success and competitive advantage

        Our Board of Directors also approved stock ownership guidelines setting levels of ownership of our common stock that our executive officers, including our named executive officers, and our non-employee directors are expected to satisfy within five years.

        These developments are discussed in greater detail below.

Other Highlights of Our Compensation Programs

        We periodically review best practices in the area of executive compensation and update our compensation policies and practices to reflect those that we believe are appropriate for our company, including, in addition to the examples listed above, the following:

  •
  In addition to the long-term equity compensation program discussed above, the key components of our compensation program for our named executive officers for 2012 were base salary, annual cash incentive awards under our annual incentive plan ("Annual Incentive Plan") and other compensation consisting primarily of matching 401(k) contributions, the salaried employee pension plan, health and welfare benefits and other perquisites.

  •
  We pay for performance, offering our named executive officers the opportunity to earn a substantial amount of variable compensation based on our profitability and free cash flow.

  •
  We set compensation programs to focus our named executive officers on both our short and long-term company performance by providing a mix of both short and long term compensation in the form of our Annual Incentive Plan and the equity compensation program discussed above.

  •
  We do not provide "single trigger" change of control severance, which means that, for an executive officer to receive severance benefits under an employment agreement, in addition to the change in control there must be some adverse change in the circumstances of the executive officer's employment.

  •
  Our equity compensation plan does not permit repricing of stock options.

  •
  We periodically review our pay practices to ensure that they do not encourage excessive risk taking.

  •
  We do not guarantee salary increases or bonuses for our executive officers.

Objectives of our Compensation Programs

        We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building stockholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities as well as to motivate management to maximize performance while building stockholder value.

        We compensate our named executive officers through both short term cash programs, including annual salary and an annual incentive plan, and long term incentive programs, reflecting a mix of fixed and variable compensation. Although our compensation program provides for a mix of both short and long term compensation and cash and non-cash compensation, we do not have any specific policy on those allocations. Our compensation philosophy is centered on providing an opportunity for an executive's total annual compensation to exceed what we believe is the general market level of compensation for similar executive roles. Our business is subject to variability of earnings due to year-to-year variations in snowfall. Accordingly, we have designed our compensation program to provide for a competitive annual salary while offering our named executive officers the opportunity to earn a substantial amount of variable compensation based on our profitability and free cash flow. This program aligns named executive officer compensation with our variable earnings model and is intended to differentiate us from our competitors when attracting and motivating our executives.

Role of the Compensation Committee and Management in the Compensation-Setting Process

        Our Compensation Committee's role in reviewing and approving executive compensation includes the duties and responsibilities set forth in the Compensation Committee's charter. Among other things, the Compensation Committee has responsibility to do the following:

  •
  oversee our overall compensation structure, policies and programs;

  •
  assess whether our compensation structure establishes appropriate incentives for management and employees;

  •
  administer and make recommendations to our Board of Directors on equity- and incentive-based compensation plans that require approval from our Board of Directors;

  •
  review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate our Chief Executive Officer's performance in light of those goals and objectives and set the Chief Executive Officer's compensation level based on this evaluation;

  •
  oversee the evaluation of the other executive officers and set the compensation of other executive officers based upon the recommendation of the Chief Executive Officer;

  •
  approve stock option and other stock incentive awards for executive officers;

  •
  review and approve the design of other benefit plans pertaining to executive officers;

  •
  review and recommend employment agreements and severance and change of control arrangements for our executive officers;

  •
  approve, amend or modify the terms of any compensation or benefit plan that does not require stockholder approval;

  •
  review and discuss with management our Compensation Discussion and Analysis and related disclosures that SEC rules require be included in our annual report and proxy statement, recommend to our Board of Directors based on the review and discussions whether the Compensation Discussion and Analysis should be included in the annual report and proxy statement and prepare the compensation committee report required by SEC rules for inclusion in our annual report and proxy statement;

  •
  determine and recommend to our Board of Directors a desired frequency, if any, for the advisory stockholder vote on the compensation of our named executive officers (the "say on pay" vote) to be recommended to stockholders at the annual meeting at least once every six years in accordance with applicable law, SEC rules and NYSE listing requirements and prior stockholder votes on this subject;

  •
  oversee our response to the outcome of stockholder votes on say on pay and the frequency of say on pay;

  •
  review and oversee risks associated with our compensation policies and practices; and

  •
  select consultants or other advisors only after taking into consideration all factors relevant to that person's independence from management.

        Our Chief Executive Officer recommends base salaries for our executive officers other than himself to the Compensation Committee for its approval and recommends performance targets under the Annual Incentive Plan for approval by the Compensation Committee, as explained in more detail under the section entitled "Annual Incentive Plan" below. Our Chief Executive Officer also negotiates employment agreements with executive officers, subject to review by the Compensation Committee, and makes recommendations to the Compensation Committee with respect to equity awards for our named executive officers other than himself. All compensation elements for our Chief Executive Officer are reviewed and approved by the Compensation Committee.

        In developing our compensation programs for our named executive officers for 2012, the Compensation Committee engaged FW Cook to conduct the competitive review of compensation levels for Messrs. Janik and McCormick described above under "—Developments Affecting 2012 Compensation." We did not otherwise use the services of a compensation consultant or engage in a formal benchmarking process except for the compensation study described in the section entitled "Equity-Based Compensation" below relating to the equity compensation program that we implemented in 2010 and continued in 2012. We based compensation levels on the review conducted by FW Cook as to the compensation of Messrs. Janik and McCormick, on the recommendations of Mr. Janik as to the compensation of Messrs. Adamson and Hagelin and, as to all of our named executive officers, on the collective experience of the members of our Board of Directors,

Compensation Committee and our Chief Executive Officer, their business judgment and their experiences in recruiting and retaining executives.

Elements of Executive Compensation

        The key components of our compensation program for our named executive officers for 2012 were base salary, annual cash incentive awards under our Annual Incentive Plan, long-term equity incentive awards under our 2010 Stock Incentive Plan ("2010 Stock Plan") and other compensation consisting primarily of matching 401(k) contributions, the salaried employee pension plan, health and welfare benefits and other perquisites. Each component of our compensation program has an important role in creating compensation arrangements that motivate and reward strong performance and in retaining the named executive officers who deliver strong performance.

Base Salary

        We pay our named executive officers a base salary to compensate them for services rendered and to provide them with a steady source of income for living expenses throughout the year. In general, the base salary of each executive was initially established through arm's-length negotiations at the time the individual was hired, taking into account the individual's qualifications, experience, level of responsibility, as well as internal pay equity considerations.

        In 2012, our Chief Executive Officer conducted a review of the base salaries of our named executive officers (other than himself) for potential increases and recommended changes to the Compensation Committee for its final determination. The Compensation Committee also reviewed the base salaries of our Chief Executive Officer and our Chief Financial Officer in light of compensation data presented by the Committee's chairman and the competitive review of compensation levels for Messrs. Janik and McCormick conducted by FW Cook described above under "—Developments Affecting 2012 Compensation." Based on these considerations, the Compensation Committee granted increases in base salaries to Messrs. Janik and McCormick to bring their salaries within a competitive range of the 2012 Peer Group. Generally, the Committee considers salaries within +/- 15% of median peer group levels to be competitive, but in some circumstances considers a higher salary level necessary to offer competitive compensation. The Compensation Committee increased Mr. Janik's base salary to a level within +/- 15% of the 50th percentile of the 2012 Peer Group and increased Mr. McCormick's base salary to a level slightly above the 75th percentile of the 2012 Peer Group. The Compensation Committee determined to pay Mr. McCormick a base salary above the 75th percentile of the 2012 Peer Group based on its evaluation of his performance and his expected future contributions to our company. For Mr. Adamson and Mr. Hagelin, based on the recommendations of our Chief Executive Officer, the Compensation Committee granted increases in keeping with our budgeted guidelines for salary increases for salaried employees (less than 3% for each named executive officer) and did not grant any additional merit increases. Our named executive officers' base salaries for 2012 after these increases were as follows:

Executive	2012 Base Salary
James Janik	$475,000
Robert McCormick	$301,000
Mark Adamson	$229,861
Keith Hagelin	$220,376

Annual Incentive Plan

        Our named executive officers, as well as certain other management employees, participate in the Annual Incentive Plan, which provides an opportunity to earn a cash bonus upon achievement of certain performance targets approved by the Compensation Committee. These performance objectives are designed to link management's focus with overall Company objectives by providing the executive an opportunity to earn additional short-term compensation. We emphasize variable compensation to provide an opportunity for total annual compensation for our named executive officers to exceed what the Compensation Committee believes, based on its members' and our Chief Executive Officer's collective experience, business judgment and experiences in recruiting and retaining executives, to be the general market level of compensation for similarly situated executives in the event of superior performance.

        The 2012 performance metrics under the Annual Incentive Plan were comprised of two components, operating income and free cash flow. These components were weighted 70% and 30%, respectively. Historically, operating income has always been a component under the Annual Incentive Plan and has always been weighted 70%. This weighting reflects the Compensation Committee's belief that any incentive compensation should be driven principally by the Company's profitability. Our management is given discretion to recommend what performance metric or metrics will comprise the remaining 30% of the annual bonus opportunity. This allows our management to select a metric or metrics that reflect the current focus of our business, which are then submitted by the Chief Executive Officer to the Compensation Committee for approval. Management's decision to recommend free cash flow for 2012 was based on its use of free cash flow as a primary measure of our profitability and our ability to pay dividends and its view that free cash flow is influenced to a lesser degree by factors below the operating profit level than some other performance measures. Our Chief Executive Officer has a target bonus level of 100% of his base salary. Each other named executive officer has a target bonus level of 75% of his annual base salary. The total payout under the Annual Incentive Plan was subject to an overall cap of 150% of annual salary for our Chief Executive Officer and 125% of annual base salary for each other named executive officer. For Messrs. Janik and McCormick, these target potential payment levels were above the 75th percentile of the 2012 Peer Group, but these potential payment levels were based on what the Compensation Committee believed, based on its members' and our Chief Executive Officer's (except with respect to his own Annual Incentive Plan payout) collective experience, business judgment and experiences in recruiting and retaining executives, to be a competitive level of annual incentive compensation to provide appropriate incentives and retention. See below for a detailed discussion of our performance metrics and the calculation of payouts for 2012.

        For the year ending December 31, 2012, we paid out no bonuses under the Annual Incentive Plan because the threshold levels of operating income and free cash flow required for a payout were not achieved. The operating income metric, as defined in the Annual Incentive Plan, measures the degree by which actual operating income performance exceeds or falls short of baseline operating income. Actual operating income is defined as earnings before interest, taxes, depreciation and amortization less depreciation, plus other expense, adjusted for non recurring expenses, as approved by the Compensation Committee. Baseline operating income is set annually by the Compensation Committee. For 2012, the Compensation Committee set baseline operating income at plan as determined by management and approved by our Board of Directors based upon historical trends and assumptions. Specifically, the plan assumed average snowfall, increasing truck sales and a slight improvement in overall economic conditions. For 2012 the baseline operating income target was $52.9 million. Actual operating income, as defined in the Annual Incentive Plan, totaled $32.5 million. As a result, based on 2012 performance, there was no payout for this component of the annual incentive plan.

        Our free cash flow ("FCF") is defined as cash generated by operating activities, less net cash used in investing activities, adjusted for non recurring items, as approved by the Compensation Committee. For 2012, the target bonus for this component would have been achieved at FCF of $32.7 million. If FCF were below the amount required to meet our stated annual dividend, then no FCF bonus would be earned. If FCF were above the amount required to meet our stated annual dividend but below the target, the payout would be reduced linearly from the target amounts. If FCF is higher than target, the payout would have increased linearly for each $1 million increase in FCF above target by 0.833% for each named executive officer, subject to the overall Annual Incentive Plan cap. Actual FCF for 2012 was $14.8 million. Since actual FCF was below the threshold level for any payout, there was no payout for this component of the Annual Incentive Plan based on 2012 performance.

        As previously disclosed, in March 2013, the Compensation Committee approved a $25,000 discretionary bonus to each of our named executive officers with respect to their service during 2012. The Compensation Committee decided to award these bonuses to our named executive officers based on its belief that the failure to achieve the threshold performance levels in the Annual Incentive Plan was due almost entirely to the negative effect of record low snowfall on unit volumes, which was outside the control of our named executive officers. The Committee believed that the individual performance of our named executive officers in responding to the negative effects of the low snowfall levels was outstanding, based on such accomplishments as implementing a record number of cost reduction projects during 2012, increasing per unit profitability, achieving strong shipment delivery performance, achieving internal sourcing objectives, new product development project launches and conducting lean manufacturing outreach events to suppliers. The Committee determined the amount of these discretionary payments in its subjective judgment.

Long Term Incentive Compensation

  Equity-Based Compensation

        Stock Incentive Plans.    We introduced the 2004 Stock Incentive Plan (the "2004 Stock Plan") in April 2004 and the 2010 Stock Plan in May 2010. The 2010 Stock Plan, which is administered by the Compensation Committee, enables us to grant equity awards to our key employees, including our named executive officers, and our non-employee directors. It replaced the 2004 Stock Plan, which served a similar purpose but currently governs only awards that were granted prior to our adoption of the 2010 Stock Plan. No further awards will be made under the 2004 Stock Plan. We adopted these plans because we believe that long term performance is achieved though an ownership culture that rewards and encourages long term performance by our named executive officers though the use of stock-based awards.

        2010 Long Term Equity Program.    In October 2010, our Board of Directors and the Compensation Committee approved a long-term incentive program under the 2010 Stock Plan pursuant to which our executive officers, including our named executive officers, would be granted shares of our common stock. The awards under this program for 2012 consisted of (i) a performance-based incentive award ("2010 Incentive Award") that was comprised of a grant to the executive officers of unrestricted shares of common stock based upon our company's achievement of free cash flow goals (as defined in the program) over the performance period 2010-2012 and (ii) a grant of restricted stock that will vest contingent on the executive officer's continuous employment with us through the applicable vesting date. Grants of shares under the long-term incentive program were made in early 2012.

        The target aggregate value of these awards was determined as a percentage of the participant's annual base salary for 2011, as set forth below with respect to our named executive officers:

Executive	Value of Award (As % of Base Salary)
James Janik	130%
Robert McCormick	100%
Mark Adamson	75%
Keith Hagelin	75%

        The number of shares issued to each executive officer in early 2012 was determined by dividing the aggregate target award value by $14.33, which was the average trading price of the common stock during the fourth quarter of 2011. Sixty percent of the shares were issued in payment of the 2010 Incentive Award and were subject to reduction, elimination or increase (to up to 150 percent of the target amount) based on our performance with respect to the free cash flow goals. The remaining 40 percent of the shares were granted as restricted stock, divided into three equal tranches for purposes of vesting. The first tranche was immediately vested upon grant. The remaining two tranches were to vest in January 2013 and 2014, contingent on the executive officer's continuous employment through the applicable vesting date.

        The Compensation Committee approved similar awards under the long-term incentive program in March 2012, pursuant to which shares were issued in early 2013. The target value of these awards was determined on the basis of the same percentages of base salaries as the awards approved in 2011 (shown in the table above), but calculated with respect to the participants' annual base salaries for 2012. The number of shares issued to each executive officer in early 2013 was determined by dividing the aggregate target award value by $14.18, which was the average trading price of the common stock during the fourth quarter of 2012. As with the previous year's awards, 60 percent of the shares were issued in payment of the performance-based incentive award and were subject to reduction, elimination or increase (to up to 150 percent of the target amount) based on our performance with respect to the free cash flow goals (as defined in the program) over the performance period 2010-2012. The remaining 40 percent of the shares were granted as restricted stock, divided into three equal tranches for purposes of vesting. The first tranche was immediately vested upon grant and the remaining two tranches will vest in January 2014 and 2015, contingent on the executive officer's continuous employment through the applicable vesting date.

        The Compensation Committee determined to implement the long-term incentive program because it believes that long-term incentives are an essential part of our total compensation package, which is intended to promote ownership, higher performance and ultimately higher stockholder return, and to further the goals discussed above under "Developments Affecting 2012 Compensation." It chose the mix of performance-vested versus time-vested stock grants based on what it believed, based on informal discussions with compensation consultants and its own informal review of company proxy statements, was the average mix between retention and performance based stock of approximately 30% retention and 70% performance. The Compensation Committee adjusted this mix to 40% retention and 60% performance based on its view that the performance component should be somewhat lower than average to reflect the inherent snowfall related performance volatility of our business model. The Compensation Committee based its determination of the amounts of the grants under the long-term incentive program on a comparison of nine peer companies that were part of a compensation study conducted by one of our stockholders during our IPO process or newly selected by the Committee for purposes of the comparison. Because of our status as a leading company in a niche industry without any publicly traded direct competitors, we selected the following peer companies based on their business operations being manufacturing companies and seasonal business models with similar profitability. The nine peer companies were the following:

• Arctic Cat, Inc.	• Polaris Industries, Inc.
• Briggs & Stratton Corp	• Reddy Ice Holdings, Inc.
• Cascade Corporation	• The Toro Company
• Lindsay Corporation	• Twin Disc, Inc.
• Modine Manufacturing Company

        The amounts granted to our named executive officers reflected the average of annual equity-based compensation paid by the peer companies to similarly situated executives. Based on the competitive review of compensation conducted by FW Cook in 2012, the target amounts of the grants under the long-term incentive program for Messrs. Janik and McCormick were between the 50th and the 75th percentiles of similarly situated executives in the 2012 Peer Group.

        In 2013, in connection with the competitive review of compensation conducted by FW Cook, the Compensation Committee determined to alter its long-term incentive program for its executive officers beginning in 2013. Under the new program, we intend to make annual grants of performance share units and time-vesting restricted stock units. The performance share units will make up 60% of the total long-term incentive award opportunity for our named executive officers and will be earned based on our actual performance as measured by cumulative free cash flow during a three-year performance period ending in the year in which the performance share units are granted. The target number of units granted will be determined as of the grant date based on the average closing price during the 30 trading days prior to the grant date. The earned shares will be subject to additional time-vesting, as follows: one-third of the earned units will be vested on the last day of the performance period, two-thirds of the earned units will vest on the first anniversary of the last day of the performance period and the remaining one-third of the earned units will vest on the second anniversary of the performance period. The performance goal will be the sum of target cumulative cash flow for each single year during the performance period. The time-vesting restricted stock units will make up the remaining 40% of the total long-term incentive award opportunity for our named executive officers and will vest ratably over the three years following the grant date, contingent on continued employment. The number of units granted will be determined as of the grant date based on the average closing price during the 30 trading days prior to the grant date.

        The Compensation Committee decided to grant the performance share units earlier in the performance cycle to provide a closer link between the intended value of the potential compensation of our named executive officers and our share price, thereby linking more closely the interests of our named executive officers to the interests of our stockholders. The Compensation Committee also believes that shortening the period for determining the target number of units to be awarded will provide a closer alignment between the intended target value and the accounting treatment of the awards.

  Frozen Long Term Cash-Based Incentive Plan

        Prior to 2004, we did not maintain an equity-based compensation program. To entice our key employees to maintain a long term commitment to us, our predecessor-in-interest introduced the Long Term Incentive Plan ("LTIP") in 1992. In October 2010, our Compensation Committee adopted a new long-term incentive program that took effect in early 2011 and froze the LTIP effective as of December 31, 2010. The LTIP was a cash-based plan. Participants were recommended by the Chief Executive Officer and were subject to review and approval by the Compensation Committee. The Compensation Committee reviewed and approved all allocations and payments under the LTIP. One of our named executive officers, Mr. Hagelin, is a participant in the frozen LTIP. Under the LTIP, bookkeeping accounts are maintained for each participant tracking the participant's accrued balance under the LTIP. Prior to our determination to freeze the LTIP effective December 31, 2010, vested account balances were generally paid out only in connection with a termination of employment, either in a lump sum or in installments depending on the reason for termination and the amount of the account balance at the time of termination, subject to partial payout during employment if an account balance exceeds two times the participant's base salary. See "—Non-Qualified Deferred Compensation" for additional information regarding the payout of account balances.

Other Compensation

        In addition to their base salaries and awards under incentive plans described above, our named executive officers receive matching contributions under our 401(k) plan in the same manner as all of our employees who participate in the plan. During 2012, we matched 20% of a participant's pre-tax contributions up to the first 5% of such participant's base salary up to the maximum allowed by the plan. We also made an automatic contribution of 3% of pay to all participants' accounts in the 401(k) plan.

        The named executive officers were eligible to participate in the Douglas Dynamics, L.L.C. Salaried Pension Plan on the same basis as our other salaried employees during 2012. Effective as of January 1, 2012, the Douglas Dynamics, L.L.C. Salaried Pension Plan was frozen as to non-grandfathered participants (those with less than five years of service) and the benefit formula was reduced for grandfathered participants (those with five or more years of service). As a result of these changes, the tax-qualification rules under the Code applicable to this Plan will no longer permit certain of our highly compensated employees, including our named executive officers, to continue to accrue benefits under the Plan. In response to this limitation, in November 2011, we adopted a new deferred compensation plan, the Douglas Dynamics Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan"), in which our named executive officers are eligible to participate, to serve in part as a vehicle to provide replacement benefits to these executive officers. The Deferred Compensation Plan, which became effective on January 1, 2012, will permit us to make discretionary contributions to the accounts of participants, and it is currently expected that we will make annual contributions having an actuarial equivalent value of the annual pension accrual that participants lost as a result of being unable to continue participating in the Douglas Dynamics, L.L.C. Salaried Pension Plan. The amounts that we contributed to the accounts of our named executive officers in 2012 having such an actuarial value are set forth in the column titled "All Other Compensation" in the "Summary Compensation Table." The Deferred Compensation Plan will also permit participants to defer on an elective basis up to 80% of their respective base salaries and up to 100% of their respective bonuses and performance-based compensation, although our Board of Directors has not authorized such deferrals at this point in time. For further description of the Deferred Compensation Plan, please see below under "—Narrative Disclosure to Non-Qualified Deferred Compensation for 2012 Table."

        Each named executive officer is also eligible to participate in all other benefit plans and programs that are or may be available to our other executive employees, including any health insurance or health care plan, disability insurance, vacation and sick leave, and other similar plans. Our named executive officers received no perquisites in 2012.

Exercise of Discretion in Executive Compensation

        The Compensation Committee has the discretion to adjust awards under the Annual Incentive Plan, but historically has not exercised such discretion either to approve payments to named executive officers if a performance goal in a given year is not attained or to reduce payments to named executive officers if a performance goal is met.

        Our Compensation Committee meets as often as required during the year in furtherance of its duties, including a review of all Company annual incentive plans and compensation for Mr. Janik.

Severance and Change of Control Arrangements

        All of our named executive officers are parties to employment agreements. Under each of these employment agreements, the named executive officer is eligible for severance benefits consisting of base salary continuation (ranging from twelve to 24 months), paid COBRA coverage for twelve months and accelerated vesting of a portion of the executive's then outstanding stock options if his employment is terminated by us without cause or if the executive resigns due to a material breach by us. Additionally, Mr. Janik is entitled to receive a pro-rated portion of his annual bonus under the Annual Incentive Plan if his employment is terminated for any reason other than a termination by us for cause or resignation other than for a material breach.

        We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to named executive officers. We view these benefits as appropriate for the named executive officers who may not be in a position to readily obtain comparable employment within a reasonable period of time.

        Additionally, in the event of a change of control (as defined in the option award agreements), all of the unvested options held by Messrs. Janik and Adamson would become fully vested.

        Certain of our named executive officers, Mr. Janik and Mr. McCormick, have long service records with us and generally have provided the vision and leadership that has built us into the successful enterprise that we are today. We believe that providing these change of control benefits will keep these individuals, as well as the other named executive officers, focused on stockholders interests rather than income security in the event of a potential change of control transaction.

        Please refer to the discussion below under "—Potential Payments upon Termination or Change of Control" for a more detailed discussion of our severance and change of control arrangements.

Stock Ownership Guidelines

        One of the key objectives of our executive compensation program is alignment of the interests of our executive officers with the interests of our stockholders. We believe that ensuring that executive officers are stockholders and have a significant financial interest in our company is an effective means to accomplish this objective. In early 2012, our Board of Directors approved stock ownership guidelines setting levels of ownership of our common stock that our executive officers, including our named executive officers, and our non-employee directors are expected to satisfy within five years. The ownership requirements are as follows:

Position	Ownership Requirement
Chief Executive Officer	3x Base Salary
Other Executive Officers	2x Base Salary
Non-Employee Directors	3x Cash Portion of Annual Retainer

        Newly appointed executive officers and non-employee directors (after the effective date of the guidelines) will have until the fifth anniversary of their appointment to satisfy their ownership requirement. Each of our executive officers and non-employee directors has either satisfied the ownership requirements under the guidelines or has additional time to do so.

Policy Regarding Restatements

        We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, our Board of Directors or Compensation Committee would evaluate whether compensation adjustments were appropriate based on the facts and circumstances surrounding the restatement. We expect the NYSE to adopt rules pursuant to the Dodd—Frank Wall Street Reform and Consumer Protection Act in the future mandating that all listed companies, including our company, adopt a policy requiring the recoupment of incentive compensation paid to executive officers on the basis of financial results that are subsequently subject to a material restatement. We intend to adopt a policy that complies with the rules when they are issued.

Tax Deductibility

        The Compensation Committee has considered the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our named executive officers. Section 162(m) places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). In general, certain performance-based compensation approved by stockholders is not subject to this deduction limit. Prior to our IPO, since we were not publicly-traded, the Compensation Committee did not take the deductibility limit imposed by Section 162(m) into consideration in making compensation decisions. Subsequent to our IPO, the Compensation Committee has adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our named executive officers for an exemption from the deductibility limits of Section 162(m). However, we may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent. In addition, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our intentions, that compensation intended to satisfy the requirements for deductibility under Section 162(m) will do so.

Summary Compensation Table for Fiscal Year Ended December 31, 2012

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Non-Equity Incentive Plan Compensation(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
James Janik	2012	$475,000	$25,000	$521,802	—	$81,433	$79,902	$1,183,137
President and CEO	2011	$412,006	—	$552,497	$485,113	$134,497	$4,476	$1,588,589
	2010	$400,005	—	$1,611,927	$684,868	$71,009	$2,353	$2,770,162
Robert McCormick	2012	$301,000	$25,000	$261,297	—	$29,833	$53,966	$671,096
EVP and CFO	2011	$278,117	—	$286,866	$258,735	$57,730	$4,780	$886,228
	2010	$270,005	—	$825,715	$382,003	$71,145	$2,300	$1,551,168
Mark Adamson	2012	$229,861	$25,000	$154,979	—	$16,157	$49,509	$475,506
VP, Sales and Marketing	2011	$229,861	—	$179,538	$213,842	$41,321	$4,526	$669,088
	2010	$225,347	—	$159,198	$155,997	$25,726	$2,300	$568,568
Keith Hagelin	2012	$220,376	$25,000	$148,592	—	$60,626	$61,847	$516,441
VP, Operations	2011	$220,376	—	$171,292	$205,018	$97,962	$2,085	$696,733
	2010	$215,010	—	$351,987	$151,134	$75,202	$3,433	$796,766

(1)
Reflects the grant date fair value of stock awards as determined pursuant to Accounting Standards Codification ("ASC") Topic 718. See Note 13, Stock-based Compensation in the notes to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012. The amount includes awards that are subject to performance conditions, valued at the grant date based upon the probable outcome of such conditions, as follows: Mr. Janik—$303,995 ; Mr. McCormick—$148,175 ; Mr. Adamson—$84,868 ; and Mr. Hagelin—$81,366. The value of these awards at the grant date assuming that the highest level of performance conditions would be achieved is as follows: Mr. Janik—$555,750; Mr. McCormick—$270,900; Mr. Adamson—$155,156; and Mr. Hagelin—$148,754.

(2)
Reflects the actual payouts for the 2012, 2011 and 2010 Annual Incentive Plan, respectively, as well as payouts in 2010 under our Liquidity Bonus Plan as follows: Mr. Janik—$434,000; Mr. McCormick—$255,000; Mr. Adamson—$50,000; and Mr. Hagelin—$50,000.

(3)
Reflects change in pension plan value.

(4)
Reflects 401(k) match and Company contributions to the Douglas Dynamics Nonqualified Deferred Compensation Plan. See table below.

Name	401(k) Contribution	Contribution to Deferred Compensation Plan	Total All other Compensation
James Janik	$31,136	$48,766	$79,902
Robert McCormick	$19,359	$34,607	$53,966
Mark Adamson	$15,579	$33,930	$49,509
Keith Hagelin	$14,867	$46,980	$61,847

Grant of Plan-Based Awards in Year 2012

								All Other Stock Awards: Number of Shares of Stock or Units(3)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
									Grant Date Fair Value of Stock Awards(4)
	Grant Date
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
James Janik	3/12/2012	—	—	—	$0	$370,500	$555,750	—	$303,995
	1/2/2012	—	—	—	—	—	—	14,949	$217,807
		$0	$475,000	$712,500	—	—	—	—	—
Robert McCormick	3/12/2012	—	—	—	$0	$180,600	$270,900	—	$148,175
	1/2/2012	—	—	—	—	—	—	7,764	$113,121
		$0	$225,750	$376,250	—	—	—	—	—
Mark Adamson	3/12/2012	—	—	—	$0	$103,437	$155,156	—	$84,868
	1/2/2012	—	—	—	—	—	—	4,812	$70,111
		$0	$172,396	$287,326	—	—	—	—	—
Keith Hagelin	3/12/2012	—	—	—	$0	$99,169	$148,754	—	$81,366
	1/2/2012	—	—	—	—	—	—	4,614	$67,226
		$0	$165,282	$275,420	—	—	—	—	—

(1)
Amounts reported above reflect the potential performance based incentive cash payments each executive could earn pursuant to the Annual Incentive Plan for 2012 with the following explanations:

•
Threshold (0%)—a minimum level of performance is required to begin earning an incentive. Thus, if these minimum thresholds are not met, the payout is $0.

•
Target ((100% payout for our CEO, 75% for the other named executive officers)—the performance metrics are established to pay the indicated targeted incentive percentage of base salary for meeting expected performance levels as determined by the plan.

•
Maximum (150% payout for our CEO, 125% for the other named executive officers)—per the plan documentation, the indicated maximum payout percentage of base salary has been established.

(2)
Represents equity incentive awards pursuant to the Long-Term Incentive Plan that we made under our 2010 Stock Incentive Plan in March 2012. The awards would result in a grant to the named executive officers of unrestricted shares of common stock based upon our achievement of free cash flow goals (as defined in the LTIP) over the performance period 2010-2012. The number of shares was not determined, and the shares were not issued, until 2013, but, in accordance with SEC rules, the estimated target, threshold and maximum values are reported in this table because the awards were deemed granted in March 2012 for purposes of ASC Topic 718.

(3)
Represents grant of shares subject to ratable vesting in three annual installments beginning January 2, 2012.

(4)
Represents grant date fair value as calculated pursuant to ASC Topic 718.

Narrative Disclosure to Summary Compensation Table for Year Ended December 31, 2012 and Grants of Plan-Based Awards in Year 2012 Table

        Certain elements of compensation set forth in the Summary Compensation Table for Year Ended December 31, 2012 and Grants of Plan-Based Awards for Year 2012 Table reflect the terms of employment agreements between us and certain of the named executive officers.

        James L Janik.    We are a party to an employment agreement with Mr. Janik entered into on March 30, 2004. The agreement had an initial term of three years, after which it remains effective for successive one-year periods until we give or are provided by Mr. Janik with 90 days notice of termination prior to each successive renewal date. The agreement provides for an initial base salary of $270,000 per year, subject to annual increase at the discretion of our Compensation Committee. Pursuant to this provision, Mr. Janik's salary has been increased periodically, most recently to $475,000 in 2012. In addition, pursuant to his employment agreement, Mr. Janik is eligible to receive an annual performance bonus of up to 100% of his base salary. As discussed in "—Annual Incentive Plan," for 2012 Mr. Janik was eligible to receive an annual performance bonus of up to 150% of his base salary.

        Robert L. McCormick.    We are a party to an employment agreement with Mr. McCormick entered into on September 7, 2004. The agreement had an initial term of three years, after which it remains effective for successive one-year periods until we give or are provided by Mr. McCormick with 90 days notice of termination prior to each successive renewal date. The agreement provides for an initial base salary of $195,000 per year, subject to annual review and adjustment at the discretion of our Board of Directors. Pursuant to this provision, Mr. McCormick's salary has been increased periodically, most recently to $301,000 in 2012. In addition, pursuant to his employment agreement Mr. McCormick is eligible to receive an annual performance bonus of up to 100% of his base salary. As discussed in "—Annual Incentive Plan," for 2012 Mr. McCormick was eligible to receive an annual performance bonus of up to 125% of his base salary.

        Mark Adamson.    We are a party to an employment agreement with Mr. Adamson entered into on August 27, 2007. The agreement has an initial term of three years, after which it will remain effective for successive one-year periods until we give or are provided by Mr. Adamson with 90 days notice of termination prior to each successive renewal date. The agreement provides for an initial base salary of $205,000 per year, subject to annual review and adjustment at the discretion of our Board of Directors. Pursuant to this provision, Mr. Adamson's salary has been increased periodically, most recently to $234,458 in 2012. In addition, pursuant to his employment agreement, Mr. Adamson is eligible to receive an annual performance bonus of up to 100% of his base salary. As discussed in "—Annual Incentive Plan," for 2012 Mr. Adamson was eligible to receive an annual performance bonus of up to 125% of his base salary.

        Keith Hagelin:    We are party to an employment agreement with Mr. Hagelin, entered into on June 14, 2010. The agreement will remain effective until we give or are provided by Mr. Hagelin with 90 days of notice of termination. The agreement provides for an initial base salary of $215,000 per year, subject to annual review and adjustment at the discretion of our Board of Directors. Pursuant to this provision, Mr. Hagelin's salary was increased to $225,885 in 2012. In addition, Mr. Hagelin is eligible to receive an annual performance bonus of up to 100% of his base salary. As discussed in "—Annual Incentive Plan," for 2012 Mr. Hagelin was eligible to receive an annual performance bonus of up to 125% of his base salary.

        In connection with our IPO, each of these employment agreements was amended for purposes of complying with Section 409A of the Internal Revenue Code. The amendments provide that it is our intent that the agreements satisfy the requirements of Section 409A and are interpreted consistent with that intent. The amendments further provide that, to the extent required by Section 409A, severance payments that become due under the agreements that are considered deferred compensation at the time of termination of employment will be delayed until the earlier of six months following the applicable executive's termination of employment or the date of the executive's death following termination of employment, at which time all such delayed payments will be paid in lump sum to the executive without interest.

Outstanding Equity Awards at Year End 2012

        The following table sets forth for each named executive officer, unexercised options, unvested stock and equity incentive plan awards as of the end of 2012.

	Option Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(2) ($)
James Janik	—	—	—	—	92,931	(3)	$1,337,277
Robert McCormick	—	—	—	—	47,652	(4)	$685,712
Mark Adamson	26,350	—	$4.21	8/27/2017	10,705	(5)	$154,045
Keith Hagelin	—	—	—	—	20,908	(6)	$300,866

(1)
These stock options were granted on the date ten years prior to the expiration date and become vested over a five-year period following the grant date with 20% of the shares underlying the option becoming vested on each anniversary of the grant date.

(2)
Based on a market value as of December 31, 2012 of $14.39 per share, which was the closing sale price of a share of our common stock on the last trading day of the year.

(3)
14,513 shares will vest on January 3, 2013; 9,748 shares will vest on January 3, 2014; 4,983 shares will vest on January 3, 2015; and 21,229 shares will vest on each of May 4, 2013, 2014 and 2015.

(4)
7,536 shares will vest on January 3, 2013; 5,062 shares will vest on January 3, 2014; 2,588 shares will vest on January 3, 2015; and 10,822 shares will vest on each of May 4, 2013, 2014 and 2015.

(5)
4,701 shares will vest on January 3, 2013; 3,152 shares will vest on January 3, 2014; 1,604 shares will vest on January 3, 2015; and 416 shares will vest on each of May 4, 2013, 2014 and 2015.

(6)
4,493 shares will vest on January 3, 2013; 3,015 shares will vest on January 3, 2014; 1,538 shares will vest on January 3, 2015; and 3,954 shares will vest on each of May 4, 2013, 2014 and 2015.

Option Exercises and Stock Vested in Fiscal 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James Janik	—	—	56,207	$759,500
Robert McCormick	—	—	28,983	$391,565
Mark Adamson	—	—	11,704	$155,819
Keith Hagelin	—	—	14,761	$198,520

(1)
Amounts represent the product of the number of shares acquired on vesting and the closing market price of the shares on the vesting date.

 Pension Benefits

        The following table sets forth each named executive officer's pension benefits as of the end of 2012.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
James Janik	Salaried Pension	19.3	$607,276	—
Robert McCormick	Salaried Pension	7.3	$197,128	—
Mark Adamson	Salaried Pension	4.4	$116,368	—
Keith Hagelin	Salaried Pension	16.7	$399,245	—

(1)
The number of years of credited service includes service with Douglas Dynamics L.L.C., the entity that previously operated our business. The additional years of service so recognized are 11 years for Mr. Janik and 8 years for Mr. Hagelin.

        We sponsor a defined benefit plan, the Douglas Dynamics, L.L.C. Salaried Pension Plan, in which our named executive officers participate. Until January 1, 2012, the accrued benefit under the plan was 1.67% of final average monthly compensation multiplied by years of service (capped at 30 years) less 1.67% of monthly social security benefit multiplied by years of service (capped at 30 years). "Final average monthly compensation" is calculated based on the highest five year consecutive total compensation during the last ten years of employment. Effective January 1, 2012, benefits under the Douglas Dynamics, L.L.C. Salaried Pension Plan were frozen except for employees with five or more years of service. For employees with five or more years of service, benefits accrued on and after January 1, 2012 will be based on 1.00%, rather than 1.67%, of final average monthly compensation multiplied by years of service (capped at 30 years) less 1.00%, rather than 1.67%, of monthly social security benefit multiplied by years of service (capped at 30 years). As a result of these changes, the tax-qualification rules under the Code applicable to the plans will no longer permit certain of our highly compensated employees, including our named executive officers, to continue to accrue benefits under the Douglas Dynamics, L.L.C. Salaried Pension Plan.

        Participants may receive their full benefit upon normal retirement at age 65 or a reduced benefit upon early retirement at age 55 with ten years of service. Reduced benefits are also available after termination with five years of service.

        The amounts in the table above reflect the actuarial present value of the named executive officer's benefits under our defined benefit plan and are determined using the interest rate and other assumptions discussed in Note 12 in the notes to the consolidated financial statements for the year ended December 31, 2012 included in our Annual Report on Form 10-K for the year ended December 31, 2012.

 Non-Qualified Deferred Compensation for 2012

        The following table sets forth information for the year ended 2012 regarding the Douglas Dynamics Nonqualified Deferred Compensation Plan and, for Mr. Hagelin, the LTIP. The LTIP was frozen as of December 31, 2010.

Name(1)	Executive Contributions in Last FY(2)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE(3)
James Janik	—	$48,766	$2,966	—	$51,732
Robert McCormick	—	$34,607	$2,105	—	$36,712
Mark Adamson	—	$33,930	$1,682	—	$35,612
Keith Hagelin	—	$46,980	$2,750	—	$301,804

(1)
Messrs. Janik, McCormick and Adamson do not participate in LTIP.

(2)
All of the amounts shown in the "Registrant Contributions in Last FY" column are included in the "All Other Compensation" column of the "Summary Compensation Table" for the last completed fiscal year.

(3)
Includes the following amounts reported in the "Summary Compensation Table" for years prior to the last completed fiscal year: Mr. Janik—$0, Mr. McCormick—$0, Mr. Adamson—$0 and Mr. Hagelin—$49,211.

Narrative Disclosure to Non-Qualified Deferred Compensation for 2012 Table

        All amounts allocated to Mr. Hagelin's account under the LTIP are vested except in the event of his voluntary separation or termination for cause. In this case, the last two years will not be considered vested and will be subtracted from his account balance. When we froze the LTIP, we established new payout schedules for participants depending on their status as "active" or "inactive." Mr. Hagelin, as an active participant who will also participate in our new long-term incentive program (described below) will be eligible for payment under the LTIP as follows: at normal retirement, 100% of the accrued benefit will be paid in five equal annual installments beginning the first full calendar year after retirement; upon another voluntary termination or a termination without cause, 60% of the accrued benefit will be paid in five equal installments beginning the first calendar year after such termination; and upon a termination for cause, all accrued benefits will be forfeited and no payments will be made. If the total in Mr. Hagelin's account reaches two times his base salary, one-fifth of the account balance will be paid out by February 15th of the following year. See "—Long Term Incentive Compensation—Long Term Incentive Plan" for additional information regarding the LTIP.

        On November 3, 2011, we adopted a new deferred compensation plan, the Douglas Dynamics Nonqualified Deferred Compensation Plan (the "Deferred Compensation Plan"). No amounts were deferred under the Deferred Compensation Plan and, therefore, no amounts under this Plan are included in the table above. We adopted the Deferred Compensation Plan in conjunction with our decision to freeze or reduce the rates of benefit accruals under the Douglas Dynamics, L.L.C. Salaried Pension Plan as described above. As a result of these changes to the tax-qualified pension plans, the tax-qualification rules under the Code applicable to the plans will no longer permit certain of our highly compensated employees, including our named executive officers, to continue to accrue benefits under the Douglas Dynamics, L.L.C. Salaried Pension Plan. Accordingly, the Deferred Compensation Plan was adopted in part to serve as a vehicle to provide replacement benefits to these executive officers.

        The Deferred Compensation Plan, which became effective on January 1, 2012, will permit us to make discretionary contributions to the accounts of participants, and it is currently expected that we will make annual contributions having an actuarial equivalent value of the annual pension accrual that participants lost as a result of being unable to continue participating in the tax-qualified pension plans. The Deferred Compensation Plan will also permit participants to defer on an elective basis up to 80% of their respective base salaries and up to 100% of their respective bonuses and performance-based compensation, although our Board of Directors has not authorized such deferrals at this point in time.

        The amounts allocated under the Deferred Compensation Plan in any year will be credited to a bookkeeping account to be maintained in the name of that participant under the Deferred Compensation Plan. Participants in the Deferred Compensation Plan will be immediately and fully vested in their Deferred Compensation Plan account. Deferred Compensation Plan participants' accounts will be credited with a deemed investment return determined as if the account were invested in one or more investment alternatives selected by the Company for corporate-owned life insurance policies that we intend to use to fund our obligations under the Deferred Compensation Plan.

        Allocations of our contributions and amounts deferred by participants under the Deferred Compensation Plan, if any, and deemed investment returns to a participant's Deferred Compensation Plan account will generally not be subject to Federal income tax, and we will not receive a deduction for the amounts deferred or allocated to a participant's account, until those amounts are distributed pursuant to the Deferred Compensation Plan.

        We will distribute the balance of a participant's Deferred Compensation Plan account attributable to our contributions upon the later of the participant's separation from service or age 55, or upon the occurrence of an unforeseeable hardship (in an amount necessary to address the hardship). We will distribute the balance of participant's Deferred Compensation Plan account attributable to employee contributions upon the participant's separation from service, whether or not the participant has attained age 55, or upon the occurrence of an unforeseeable hardship (in an amount necessary to address the hardship). The distribution will be in a lump sum or up to ten installments, as elected by the participant, except that the distribution will automatically be made in a lump sum in the case of a hardship distribution or if the participant's account balance is less than $25,000 at the time a separation from service. Participants also may elect in advance to have all or a portion of their own contributions distributed prior to a separation from service upon a designated date, subject to requirements specified in the Deferred Compensation Plan. Such distributions may be made in a lump sum or in up to five installments. Although we currently intend to fund our obligations under the Deferred Compensation Plan using corporate-owned life insurance policies, our obligations to make distributions under the Deferred Compensation Plan will be our general, unsecured obligations and rank equally with our other unsecured and unsubordinated indebtedness.

Potential Payments upon Termination or Change of Control

        The information below describes certain compensation and benefits to which our named executive officers are entitled in the event their employment is terminated under certain circumstances and/or a change of control occurs. See the table at the end of this section for the amount of compensation and benefits that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change of control had occurred on December 31, 2012 assuming a market value of our common stock on that date of $14.39, which was the closing sale price of a share of our common stock on such date, given the named executive officers' compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. Unless otherwise noted specifically below, a change of control will not be triggered as a result of this offering.

Involuntary Termination Without Cause or Resignation Due to Material Breach

        Messrs. Janik, McCormick, Adamson and Hagelin.    We are parties to employment agreements with each of the named executive officers, all of which were entered into prior to December 31, 2012. Under these employment agreements, if we terminate the executive's employment without Cause (as defined below), or if the executive were to terminate his employment due to a Material Breach (as defined below) by us, the executive would be entitled to receive severance benefits consisting of base salary continuation. Under such circumstances, Mr. Janik would be entitled to 24 months of his base salary, and each of Messrs. McCormick, Adamson and Hagelin would be entitled to 12 months of his base salary, in each case paid monthly. Any unvested stock options scheduled to vest at the next applicable vesting date would vest pro-rata according to the number of months the executive was employed during the relevant vesting period. We would also continue each executive's benefits for one year at the executive's election and cost. Additionally, Mr. Janik would also have been entitled to receive a pro-rated portion of his annual performance bonus for the year of termination. Severance payments would generally be subject to the executive's compliance with certain non-competition, non-solicitation and confidentiality covenants (described in more detail below) during the period severance payments are being made.

        Under each employment agreement, "Cause" means the occurrence or existence of any of the following with respect to an executive, as determined in good faith by a majority of the disinterested members of our Board of Directors: (a) a material breach by the executive of any of his material obligations under the employment agreement which remains uncured after the lapse of 30 days following the date that we have given the executive written notice thereof; (b) a material breach by the executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with us or any of our respective affiliates which has not been approved by a majority of the disinterested members of our Board of Directors, if in any such case such material breach remains uncured after the lapse of 30 days following the date that we have given the executive written notice thereof; (c) the repeated material breach by the executive of any material duty referred to in clause (a) or (b) above as to which at least two (2) written notices have been given pursuant to such clause (a) or (b); (d) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving us; (e) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; (f) intentional infliction of any damage of a material nature to any of our property; or (g) the repeated non-prescription abuse of any controlled substance or the repeated abuse of alcohol or any other non-controlled substance which, in any case described in this clause, our Board of Directors reasonably determines renders the executive unfit to serve us as an officer or employee.

        Under each employment agreement, the executive has the right to terminate his employment if (a) we fail to perform a material condition or covenant of the employment agreement that remains uncured after an applicable cure period or (b) we repeatedly fail to perform a material condition or covenant of the employment agreement as to which at least two written notices have been given by the executive (each of clause (a) and (b), a "Material Breach"). Additionally, under Mr. Janik's employment agreement, Material Breach also includes the relocation of his principal place of performance to outside the Milwaukee, Wisconsin metropolitan area without his prior written consent.

        Each of the employment agreements contains a non-competition provision that prevents the executive officer from working for or investing in our competitors and a non-solicit provision that prevents the executive officer from soliciting our employees, in each case for three years after termination of employment, and a perpetual nondisclosure provision.

Termination due to Death, Disability or Retirement

        Messrs. Janik, McCormick, Adamson and Hagelin.    Under the employment agreements, if the executive's employment terminates due to death, Disability (as defined below) or retirement, the executive would generally not be entitled to severance benefits except as follows. In the event of an executive's death, we would be obligated to continue coverage of such executive's dependents (if any) under all benefit plans and programs for a period of six months at no charge to the dependants. Additionally, under the Annual Incentive Plan, in the event of termination due to death or Disability and, in the case of Mr. Janik, his retirement, each executive (or his beneficiaries) would be entitled to receive a prorated portion of his annual performance bonus for the year of termination. As a participant in the LTIP, Mr. Hagelin would remain 100% vested in his account balance and would receive a lump sum distribution.

        Under the employment agreements, "Disability" means a disability that renders the executive unable to perform the essential functions of his position, even with reasonable accommodation, for a period of 60 consecutive days or for 90 days within any 180 day period.

Treatment of Vested Stock Options

        Under the terms of each employment agreement and option award agreement with Messrs. Janik and Adamson, in the event an executive's employment with us terminates for any reason, other than for Cause, he would be entitled to exercise any vested stock options held by him for a period of 180 days after the termination date, except that if Mr. Janik's employment is terminated without Cause, or due to his death, Disability or retirement, or he resigns due to a Material Breach, he has a period of 24 months to exercise all vested stock options held by him.

Treatment of Restricted Stock

        Under the terms of the restricted stock award agreements with each of Messrs. Janik, McCormick, Adamson and Hagelin, in the event an executive's employment with us terminates for any reason, he will forfeit any then unvested shares of restricted stock.

Change of Control

  Messrs. Janik, McCormick and Adamson.

        Stock Options.    Under the terms of each employment agreement and option award agreement with Messrs. Janik and Adamson, in the event of a change of control (as defined below), any unvested options held by the executive accelerate and become fully vested.

        For purposes of the employment agreements and option award agreements, "change of control" means any time (i) any person or "group" (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Aurora, Ares and their respective affiliates collectively shall have obtained the power (whether or not exercised) to elect a majority of our members of our Board of Directors (or similar governing body); (ii) Douglas Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the limited liability company interests of Douglas Dynamics, L.L.C.; or (iii) the majority of the seats (other than vacant seats) on our Board of Directors (or similar governing body) cease to be occupied by persons who either (a) were members of our Board of Directors on April 12, 2004 or (b) were nominated for election by our Board of Directors, a majority of whom were directors on April 12, 2004 or whose election or nomination for election was previously approved by a majority of such directors.

        Restricted Stock.    Under the terms of the 2010 Stock Plan, in the event of a change of control (as defined below), the Compensation Committee or our Board, in its discretion, may, among other alternatives, accelerate the vesting of all of the then-unvested shares of restricted stock held by Messrs. Janik, McCormick, Adamson and Hagelin.

        For purposes of the 2010 Stock Plan, a "change of control" means any time (1) any person, other than certain affiliates, becomes the beneficial owner of 50% or more of the combined voting power of our outstanding voting securities; (2) during any period of two consecutive years, the majority of our Board of Directors changes (other than through Board-approved appointments); (3) certain extraordinary transactions involving our company become effective or are consummated; or (4) a sale, transfer or any other disposition (including, without limitation, by way of spin-off, distribution, complete liquidation or dissolution) of all or substantially all of our business and/or assets to an unrelated third party is consummated.

        The table below sets forth the estimated value of the potential payments to each of the named executive officers, assuming the executive's employment had terminated on December 31, 2012 and/or that a change of control had occurred on that date, and assuming that the vesting of all unvested restricted stock awards was accelerated upon a change of control. These figures are based on the employment agreements in effect on December 31, 2012.

Name	Termination without cause or resignation for material breach	Termination due to death	Termination due to disability	Termination due to retirement	Change of control
James Janik
Severance	$982,696	—	—	—	—
Dependent COBRA Coverage	—	$7,691	—	—	—
Annual Incentive Plan Bonus	$25,000	$25,000	$25,000
Restricted Stock(1)	—	—	—	—	$1,675,341
Robert McCormick
Severance	$622,139	—	—	—	—
Dependent COBRA Coverage	—	$7,691	—	—	—
Annual Incentive Plan Bonus	—	$25,000	$25,000	—	—
Restricted Stock(2)	—	—	—	—	$850,492
Mark Adamson
Severance	$476,081	—	—	—	—
Dependent COBRA Coverage	—	$7,691	—	—	—
Annual Incentive Plan Bonus	—	$25,000	$25,000	—	—
Restricted Stock(1)	—	—	—	—	$248,429
Option Acceleration(1)(2)	$268,233	—	—	—	$268,233
Keith Hagelin
Severance	$87,693	—	—	—	—
Dependent COBRA Coverage	—	$7,691	—	—	—
Annual Incentive Plan Bonus	—	$25,000	$25,000	—	—
Restricted Stock(1)	—	—	—	—	$391,350
LTIP(3)	$252,074	$252,074	$252,074	$252,074	—

(1)
Based on a market value as of December 31, 2012 of $14.39 per share, which was the closing sale price of a share of our common stock on such date. Includes unvested time-vesting restricted stock issued at the IPO in addition to subsequently granted time-vesting and performance-vesting shares that were unvested as of December 31, 2012.

(2)
Accelerated vesting of stock options is based on the difference between the closing sale price of our common stock on December 31, 2012 and the exercise price.

(3)
Reflects amount to be paid to Mr. Hagelin in the event he was terminated without cause. In the event he resigned voluntarily or was terminated with cause, he would have forfeited $100,830 (40)% of his LTIP balance).

Risk Assessment of our Compensation Policies and Practices

        On an annual basis, our senior management team reviews all of our compensation policies and practices, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our company. Management then reviews its findings with our Compensation Committee. Based on the most recent review in 2012, management and our Compensation Committee concluded that the risks arising from our compensation policies and practices are not reasonably likely to have a material adverse effect on our company. Specifically, management and our Compensation Committee took into consideration as part of its review the fact that the compensation programs contain many design features that mitigate the likelihood of inducing excessive risk-taking behavior. These features include a balance of fixed and variable compensation, with variable compensation tied both to short-term objectives and the long-term value of our company, and multiple metrics in our incentive programs that balance profitability, cash management and other key business objectives.

Director Compensation

        The table below sets forth information regarding the compensation received by each of our directors during 2012.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
James L. Janik(2)	—	—	—	—	—	—	—
James D. Staley	$64,250	$30,000	—	—	—	—	$94,250
James L. Packard	$58,500	$30,000	—	—	—	—	$88,500
Donald Sturdivant	$58,000	$30,000	—	—	—	—	$88,000
Jack O. Peiffer	$66,000	$30,000	—	—	—	—	$96,000
Michael W. Wickham	$67,250	$30,000	—	—	—	—	$97,250
Kenneth W. Krueger	$47,000	$30,000	—	—	—	—	$77,000
Margaret Dano(3)	$29,000	$23,132	—	—	—	—	$52,132

(1)
Reflects the grant date fair value of these stock and option awards as determined pursuant to ASC Topic 718. See Note 13, Stock-based Compensation in the notes to the consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2012.

(2)
Mr. Janik, our Company's president and chief executive officer, is not compensated for being a director of our Company.

(3)
Ms. Dano joined our Board as of June 1, 2012.

        In connection with our IPO, we adopted a director compensation program for our outside directors. Under the program, our outside directors receive an annual cash retainer fee of $30,000, an additional retainer fee of $30,000 in the form of restricted stock units subject to ratable vesting in three equal annual installments and $1,000 per committee meeting attended. Our audit committee chairman receives an additional cash retainer fee of $5,000 per year and our Compensation Committee chairman receives an additional cash retainer fee of $1,000 per year. Our independent Chairman of the Board receives an additional cash retainer fee of $5,000 per year. We also reimburse all directors for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings. The restricted stock units are granted on the first business day of each calendar year. The restricted stock units and the underlying shares are issued to our outside directors pursuant to our 2010 Stock Incentive Plan.

        In 2012, we engaged FW Cook to conduct an evaluation of the competitiveness of our director compensation program. Based on the results of FW Cook's review and the recommendation of our nominating and corporate governance committee, the Board made the following changes to our director compensation program effective July 1, 2012:

  •
  Annual cash retainer fee for all outside directors increased to $35,000;

  •
  Additional retainer fee in the form of restricted stock units increased to $45,000 and made subject to one year, rather than three year, vesting (subject to accelerated vesting upon retirement);

  •
  Additional cash retainer fee for our independent Chairman of the Board increased to $10,000;

  •
  Additional cash retainer fee for our audit committee chairman increased to $7,000;

  •
  Additional cash retainer fee for our compensation committee chairman increased to $5,000; and

  •
  Additional cash retainer fee for our nominating and corporate governance committee chairman of $4,000 added.

        The per meeting fee was unchanged at $1,000.

 COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the above Compensation Discussion and Analysis with our management and, based on such review and discussion, has recommended to our Board that the Compensation Discussion and Analysis be included in our proxy statement for our Annual Meeting.

                      COMPENSATION COMMITTEE

                      James D. Staley (Chairman)
                      James L. Packard
                      Donald W. Sturdivant
                      Jack O. Peiffer
                      Michael W. Wickham
                      Kenneth W. Krueger
                      Margaret Dano

ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
(Proposal 2)

        In 2012, under legislation enacted by Congress we were again required to hold a non-binding advisory stockholder vote on a resolution approving the compensation of our named executive officers, which we refer to as a "say on pay" vote. In keeping with the recommendation of our Board of Directors and the preference expressed by our stockholders, we hold a say on pay vote on an annual basis. Accordingly, we are again seeking input from our stockholders in 2013 through this advisory vote on the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis and the accompanying compensation tables and narrative discussion contained in this proxy statement.

        As indicated by the Compensation Discussion and Analysis and accompanying disclosures, executive compensation is an important matter both to us and, we believe, to our stockholders. We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building stockholder value. We have sought to establish competitive compensation programs that enable us to attract and retain executive officers with these qualities as well as to motivate management to maximize performance while building stockholder value.

        As described in greater detail in the Compensation Discussion and Analysis , we compensate our named executive officers through both short term cash programs, including annual salary and an annual incentive plan, and long term incentive programs, reflecting a mix of fixed and variable compensation. Although our compensation program provides for a mix of both short and long term compensation and cash and non-cash compensation, we do not have any specific policy on those allocations. Our compensation philosophy is centered on providing an opportunity for an executive's total annual compensation to exceed what we believe is the general market level of compensation for similar executive roles. Our business is subject to variability of earnings due to year-to-year variations in snowfall. Accordingly, we have designed our compensation program to provide for a competitive annual salary while offering our named executive officers the opportunity to earn a substantial amount of variable compensation based on our profitability. This program aligns named executive officer compensation with our variable earnings model and is intended to differentiate us from our competitors when attracting and motivating our executives.

        Our Board requests the support of our stockholders for the compensation of our named executive officers as disclosed in this proxy statement. Accordingly, for the reasons we discuss above, our Board unanimously recommends that stockholders vote in favor of the following resolution:

  "RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement."

        The affirmative vote of the holders of a majority of shares of our common stock represented and entitled to vote at our Annual Meeting is required to approve the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and the compensation tables and narrative discussion contained in this proxy statement. Consequently, broker non-votes will have no effect on approval of the resolution, but abstentions will act as a vote against approval of the resolution.

        As this is an advisory vote, the results of the vote will not be binding on our Board, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our compensation principles and practices and our Compensation Committee and our Board will review and consider the outcome of the vote when making future compensation decisions for our named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

AUDIT COMMITTEE REPORT

        The Audit Committee is comprised of Messrs. Staley, Packard, Sturdivant, Peiffer, Wickham and Krueger and Ms. Dano, and is chaired by Mr. Peiffer. Each of Messrs. Staley, Packard, Sturdivant, Peiffer, Wickham and Krueger and Ms. Dano are independent within the meaning of Rule 10A-3 under the Exchange Act and the listing standards of the NYSE. Our management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with standards of The Public Company Accounting Oversight Board ("PCAOB") and issuing a report thereon. The Audit Committee is responsible for monitoring these processes and is responsible for appointing our independent registered public accounting firm, subject to stockholder ratification, and approving the terms of the independent registered public accounting firm's services.

        The Audit Committee has established a policy for the pre-approval of all audit and permissible non-audit services to be provided by the independent registered public accounting firm, which policy was also approved by our Board. The services performed by the independent registered public accounting firm in 2012 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee and approved by our Board. The Audit Committee met with our management and our independent registered public accounting firm four times during 2012.

        The Audit Committee has discussed with our independent registered public accounting firm the overall scope and plans for its independent audit. The Audit Committee reviewed and discussed our audited financial statements with management. Our management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. Discussions regarding our audited financial statements included the independent registered public accounting firm's judgments about the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. The Audit Committee also discussed with the independent registered public accounting firm all other matters required by Statement on Auditing Standards ("SAS") No. 61, "Communication with Audit Committees", as amended by SAS No. 89, "Audit Adjustments" and SAS No. 90, "Audit Committee Communications", as adopted by the PCAOB, and Rule 2-07 of Regulation S-X.

        Our independent registered public accounting firm provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accountant's communications with the Audit Committee concerning independence and the Audit Committee discussed the independent registered public accounting firm's independence with management and the independent registered public accounting firm.

        Based on the Audit Committee's discussion with management and the independent registered public accounting firm, the Audit Committee's review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to our Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

        This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

                      AUDIT COMMITTEE

                      Jack O. Peiffer (Chairman)
                      James D. Staley
                      James L. Packard
                      Donald W. Sturdivant
                      Michael W. Wickham
                      Kenneth Krueger
                      Margaret S. Dano

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal 3)

        Ernst & Young LLP served as our independent registered public accounting firm for 2012, and has served as our independent registered public accounting firm since 2004. A representative of Ernst & Young LLP is expected to be present at our Annual Meeting and will be given the opportunity to make a statement and answer appropriate questions that may be asked by stockholders.

        The Audit Committee has selected Ernst & Young LLP as our independent registered public accounting firm for 2013, subject to stockholder ratification at our Annual Meeting.

        The Audit Committee Charter does not require that our stockholders ratify the selection of Ernst & Young LLP as our independent registered public accounting firm. We are doing so because we believe it is a matter of good corporate governance practice. If our stockholders do not ratify the selection, our Audit Committee may reconsider whether to retain Ernst & Young LLP, but still may retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

        Fees billed to us by Ernst & Young LLP for the years ended December 31, 2012 and 2011 were as follows:

Audit Fees

        The aggregate fees billed for the audit of our 2012 annual financial statements, the review of financial statements included in our quarterly reports on Form 10-Q in 2012 were $424,000. The aggregate fees billed for the audit of our 2011 annual financial statements, the review of financial statements included in our quarterly reports on Form 10-Q in 2011 and services provided in connection with the secondary offerings of our common stock in May 2011 and December 2011 were $526,400.

Audit-Related Fees

        The aggregate audit-related fees billed by Ernst & Young LLP for 2012 were $182,202, principally consisting of due financial diligence services related to potential transactions. The aggregate audit-related fees billed by Ernst & Young LLP for 2011 were $185,615, principally consisting of fees for financial due diligence services related to potential transactions.

Tax Fees

        The aggregate fees billed for tax services for 2012 and 2011 were $18,413 and $117,805, respectively. These fees relate primarily to corporate income tax return preparation services.

All Other Fees

        There were no other fees billed by Ernst & Young LLP for 2012 or 2011.

        The Audit Committee considered the non-audit services provided by Ernst & Young LLP and determined that the provision of such services was compatible with maintaining Ernst & Young LLP's independence. All services performed in connection with the fees reported under the headings Audit- Related Fees and Tax Fees were pre-approved by the Audit Committee.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who own more than 10% of our common stock to file with the SEC and with the NYSE reports of ownership and changes in ownership of our common stock. Directors, executive officers and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        Based solely on review of such reports furnished to us or written representations that no other reports were required, we believe that, during 2012, our directors and named executive officers complied with all applicable Section 16(a) filing requirements, except that a Form 4 reporting an award of restricted stock units to Margaret S. Dano on August 1, 2012 was not timely filed due to administrative error.

STOCKHOLDER PROPOSALS

        A stockholder who intends to present a proposal for action at any annual meeting and who desires that such proposal be included in our proxy materials must submit the proposal to us in advance of the meeting. Proposals for our annual meeting to be held in 2014 must be received by us at our corporate offices, directed to the attention of the Corporate Secretary, no later than November 29, 2013. Under SEC rules relating to the discretionary voting of proxies at stockholder meetings, if a proponent of a matter for stockholder consideration (other than a stockholder proposal) fails to notify us at least 45 days prior to the month and day of the anniversary of mailing the prior year's proxy statement, then management proxies are allowed to use their discretionary voting authority if a proposal is raised at the annual meeting, without any discussion of the matter in the proxy statement. Therefore, any such matters must be received by us by February 12, 2014 in the case of our 2014 annual meeting of stockholders. We are not aware of any such proposals for our Annual Meeting. Our Bylaws also establish advance notice procedures as to (i) business to be brought before an annual meeting of stockholders other than by or at the direction of our Board; (ii) the nomination, other than by or at the direction of our Board, of candidates for election as directors; and (iii) the request to call a special meeting of stockholders. Under our Bylaws, written notice of stockholder proposals for our 2014 annual meeting which are not intended to be considered for inclusion in next year's annual meeting proxy materials (stockholder proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934) must be received by us at our principal office, directed to the attention of the Corporate Secretary, no later than January 31, 2014 and no earlier than January 1, 2014 and must contain the information specified in our Bylaws. Any stockholder who wishes to take such action should obtain a copy of our Bylaws and may do so by written request addressed to our Corporate Secretary at our principal executive offices.

COST OF PROXY SOLICITATION

        We will pay the cost of preparing, printing and mailing proxy materials as well as the cost of soliciting proxies on behalf of our Board. In addition to using the mail services, our officers and other regular employees, without additional remuneration, may solicit proxies in person and by telephone, e-mail or facsimile transmission. We have retained Registrar & Trust to serve as the inspector of election for our Annual Meeting. We will reimburse brokers, nominees and custodians who hold our common stock in their names and who solicit proxies from the beneficial owners for out-of-pocket and reasonable clerical expenses.

OTHER MATTERS

        Pursuant to the rules of the SEC, services that deliver our communications to our stockholders through a bank, broker or other holder of record may deliver to multiple stockholders sharing the same address a single copy of our annual report to stockholders and this proxy statement. Upon written or oral request, we will promptly deliver a separate copy of our annual report to stockholders and/or this proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders sharing an address may also request delivery of a single copy of our annual report and/or proxy statement if they are currently receiving multiple copies of such documents. Stockholders may notify us of their requests in writing and addressed to Investor Relations, Douglas Dynamics, Inc., 7777 N. 73rd Street, Milwaukee, WI 53223, or via telephone at (414) 354-2310.

ANNUAL REPORT

        We are mailing our Annual Report to Stockholders, including our audited financial statements for the year ended December 31, 2012, with this proxy statement, although the Annual Report is not a part of this proxy statement or a part of the proxy soliciting material.

By order of our Board of Directors, Douglas Dynamics, Inc.

Robert McCormick Executive Vice President, Chief Financial Officer and Secretary
Milwaukee, Wisconsin March 29, 2013

        We will furnish to any stockholder, without charge, a copy of our 2012 Annual Report on Form 10-K (without exhibits). Requests for our Form 10-K can be made in writing and addressed to Investor Relations, Douglas Dynamics, Inc., 7777 N. 73rd Street, Milwaukee, WI 53223, or via telephone at (414) 354-2310. The Form 10-K can also be viewed or requested on our website (www.douglasdynamics.com).

6820 ANNUAL MEETING OF STOCKHOLDERS MAY 1, 2013 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. The undersigned hereby appoints James Janik and Robert McCormick, and either of them, with full power of substitution, as Proxies for the stockholder, to attend the Annual Meeting of the Stockholders of Douglas Dynamics, Inc. (the “Company”), to be held at the Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, WI 53202, on Wednesday, May 1, 2013, at 10:00AM, local time, and any adjournments or postponements thereof, and to vote all shares of the common stock of the Company that the stockholder is entitled to vote upon each of the matters referred to in the Proxy and, at their discretion, upon such other matters as may properly come before this meeting. PLEASE MARK VOTES AS IN THIS EXAMPLE X REVOCABLE PROXY DOUGLAS DYNAMICS, INC. Date Sign above Co-holder (if any) sign above Please be sure to date and sign this proxy card in the box below. When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer. With- For All For hold Except 1. The election as directors of all nominees listed (except as marked to the contrary below): James L. Janik Donald W. Sturdivant Margaret S. Dano INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below. FOLD HERE – PLEASE DO NOT DETACH – PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE For Against Abstain 2. Advisory vote (non-binding) to approve the compensation of our named executive officers. 3. The ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2013 Any such other matters as may properly come before the meeting, or any adjournments or postponements thereof. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND 3. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. This Proxy, when properly executed, will be voted in the manner directed herein by the stockholders of record. If no direction is made, this Proxy will be voted FOR Proposals 1, 2 and 3. For Against Abstain Mark here if you no longer wish to receive paper annual meeting materials and instead view them online. Mark here if you plan to attend the meeting. Mark here for address change. __________________________________________________________ __________________________________________________________ __________________________________________________________ Comments: __________________________________________________________ __________________________________________________________ __________________________________________________________ Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on May 1, 2013: The Douglas Dynamics, Inc. proxy statement for the 2013 Annual Meeting of Stockholders and the Annual Report to Stockholders are available at: http://ir.douglasdynamics.com/index.cfm